      As filed with the Securities and Exchange Commission on May 21, 2002


                                                     Registration No. 333-84254
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------


                               TOYS "R" US, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                           Delaware                                                          22-3260693
(State or Other Jurisdiction of Incorporation or Organization)                (I.R.S. Employer Identification Number)

                                 461 From Road
                           Paramus, New Jersey 07652
                                 (201) 262-7800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ----------------

                                Louis Lipschitz
              Executive Vice President -- Chief Financial Officer
                               Toys "R" Us, Inc.
                                 461 From Road
                           Paramus, New Jersey 07652
                                 (201) 262-7800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ----------------
                                   Copies to:

                     Glenn M. Reiter, Esq.                                             Robert Evans III, Esq.
                  Simpson Thacher & Bartlett                                            Shearman & Sterling
                     425 Lexington Avenue                                               599 Lexington Avenue
                 New York, New York 10017-3954                                     New York, New York 10022-6069
                        (212) 455-2000                                                     (212) 848-4000

                                ----------------

   Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                   Subject to Completion, dated May 21, 2002


                        7,000,000 Equity Security Units



                               [graphic omitted]





                               TOYS "R" US, INC.
                              Equity Security Units

                                ----------------

   This is an offering of our equity security units.

   Each equity security unit has a stated amount of $50 and will be a normal unit consisting of (a) a contract to purchase, for $50, shares of our common stock on August 16, 2005 and (b) a senior note due 2007 with a principal amount of $50. The senior note will initially be held as a component of your unit and pledged to secure your obligation to purchase our common stock under the related purchase contract. The units will be sold in a minimum number of 20 units.

   You will receive quarterly payments on the senior note at an initial rate
of     % of the principal amount per year on each February 16, May 16, August
16, and November 16, commencing August 16, 2002. The interest rate on the senior notes will be reset, and the senior notes remarketed, as described in this prospectus. The senior notes are our senior unsecured obligations and will rank equally in right of payment to all of our existing and future unsecured and unsubordinated debt. We may redeem the senior notes upon the occurrence of a tax event under circumstances described in this prospectus.

   The underwriters have the option to purchase up to an additional 1,050,000 units from us to cover over-allotments, if any, at the price to public less the underwriting discounts and commissions.

   Concurrently with this offering, we are offering 11,500,000 shares of our common stock. The two offerings are not conditioned on each other.


   We intend to apply to have the units approved for listing on the New York Stock Exchange. Our common stock is listed on the New York Stock Exchange under the symbol "TOY." The last reported sale price of our stock on the New York Stock Exchange on May 17, 2002 was $17.84 per share.


                                ----------------

   Investing in the equity security units involves risks. See "Risk Factors" beginning on page 18 of this prospectus.

                                ----------------

                                                        Underwriting
                                           Price to    Discounts and     Proceeds to
                                            Public      Commissions      Toys "R" Us
                                           --------    --------------    -----------
   Per Unit ............................    $          $                 $
   Total ...............................    $          $                 $

   Interest on the senior notes included in the units will accrue from the date of original issuance of the units.

   The underwriters expect to deliver the units in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about May , 2002.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                ----------------


Credit Suisse First Boston                                 Salomon Smith Barney
                               Wachovia Securities

     Banc One Capital        BNY Capital Markets, Inc.    Fleet Securities, Inc.
      Markets, Inc.
 Mizuho International plc   The Royal Bank of Scotland          SG Cowen

                   The date of this prospectus is May   , 2002.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY ......................................................     1
RISK FACTORS ............................................................    18
FORWARD-LOOKING STATEMENTS ..............................................    24
USE OF PROCEEDS .........................................................    24
CAPITALIZATION ..........................................................    25
SELECTED CONSOLIDATED FINANCIAL
  DATA...................................................................    26
RECENT DEVELOPMENTS .....................................................    28
BUSINESS ................................................................    29
ACCOUNTING TREATMENT ....................................................    34



                                                                            Page
                                                                            ----
DESCRIPTION OF THE EQUITY SECURITY
  UNITS..................................................................    35
DESCRIPTION OF THE SENIOR NOTES .........................................    52
DESCRIPTION OF COMMON STOCK .............................................    63
U.S. FEDERAL INCOME TAX CONSEQUENCES ....................................    66
UNDERWRITING ............................................................    74
NOTICE TO CANADIAN RESIDENTS ............................................    77
LEGAL OPINIONS ..........................................................    78
EXPERTS .................................................................    78
WHERE YOU CAN FIND MORE INFORMATION .....................................    78

                                  ------------

   You should rely only on the information in and incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               PROSPECTUS SUMMARY


   This summary highlights information contained elsewhere in this prospectus. As a result, this summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and financial data, included or incorporated by reference in this prospectus, before making an investment decision.

   Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. References to the 2000, 2001 and 2002 fiscal years are for the 53 weeks ended February 3, 2001, the 52 weeks ended February 2, 2002 and the 52 weeks ending February 1, 2003, respectively. Unless otherwise specified, all references in this prospectus to years are to fiscal years.


                               Toys "R" Us, Inc.

General


   We are one of the world's leading retailers of toys, children's apparel and baby products, based upon our net sales in 2001. As of February 2, 2002, we operated 1,599 retail stores, consisting of 1,092 U.S. locations with 701 toy stores under the name "Toys "R" Us," 184 children's clothing stores under the name "Kids "R" Us," 165 infant-toddler stores under the name "Babies "R" Us" and 42 educational specialty stores under the name "Imaginarium." Internationally, as of February 2, 2002, we operated 507 toy stores, including licensed and franchised stores, under the name "Toys "R" Us." Toysrus.com sells merchandise through Internet sites at www.toysrus.com, www.babiesrus.com and www.imaginarium.com.


   Over several decades of operation, Toys "R" Us has built its reputation as a leading destination for toys and children's products. Based upon our net sales in 2001, we are a market share leader in most of the largest markets in which we operate, including the United States, the United Kingdom and Japan. Our toy stores offer approximately 10,000 distinct items year-round, which we believe is more than twice the items found in other discount or specialty stores selling toys. We believe that one of our key competitive advantages, and a differentiating factor in the eyes of our customers, is our broad and deep product selection.

   In early 2000, in order to further strengthen our market position and enhance the shopping experience of our customers, we embarked on a three-year program to reposition our U.S. toy stores. A key part of this repositioning involves the renovation of the U.S. toy stores to our "Mission Possible" format. This format allows us to present our merchandise in a more dynamic selling environment and to create a more enjoyable shopping experience for both adults and children. In addition, the staff in our Mission Possible stores adheres to an elevated standard of guest service, based on training which focuses on deeper product knowledge and more targeted selling skills. At the end of 2001, we had completed the renovation of 433 of our U.S. toy stores. We plan to complete the balance of these renovations by year-end 2002. Although the conversion process is still underway, we believe that Mission Possible stores offer higher productivity, profitability and return on investment measures relative to non-renovated locations.

   In November 2001, we opened our new Times Square flagship store in New York City. We believe that our flagship store provides us with increased visibility for the Toys "R" Us brand and an effective platform for new product launches and also serves to further strengthen our standing with the vendor community.

Business Strategy

   We seek to enhance our business and financial performance through the following key elements of our strategy:

   o Improving the productivity and profitability of our store formats. We seek to improve the productivity and profitability of our store formats by:

      -- renovating our U.S. toy stores to the Mission Possible format -- the 165 toy stores renovated in 2000, which consisted of a broad range of locations across operating regions, as a group achieved average comparable store sales increases during the first 12 months following their respective renovations that were approximately 7 percentage points higher than the average comparable store sales of our non-renovated stores;

      -- combining our toy offering with a 5,500 square foot apparel offering in many of our Toys "R" Us stores to create our Toys "R" Us/Kids "R" Us "combo" stores; and

      -- renovating our stand-alone Kids "R" Us stores to an updated, more "shopper-friendly" prototype format.

      In addition, we continually evaluate our stores and our store formats, and through this process we have identified 27 U.S. toy stores and 37 Kids "R" Us stores that we plan to close as part of our restructuring announced on January 28, 2002. In conjunction with the closing of almost all of these Kids "R" Us stores, the nearest Toys "R" Us store will be converted to a combo store.

   o Differentiating and strengthening our core merchandise content. We seek to differentiate ourselves from our competitors by offering our customers a broad and deep selection of merchandise, including:

      -- nationally branded products, such as Barbie, G.I. Joe, Lego and Fisher Price;

      -- exclusive branded products -- for example, we have entered into exclusive branded product agreements with Animal Planet, Home Depot, Scholastic and OshKosh B'Gosh, and together with Universal Studios Consumer Products Group and Amblin Entertainment, we announced an exclusive merchandise program to support Steven Spielberg's E.T., The Extra-Terrestrial, and Universal's re-release of the film in spring 2002; and

      -- our private label merchandise, such as Animal Alley, Fast Lane, Fun Years and Dream Dazzlers in our Toys "R" Us stores; K.R.U., New Legends and Miniwear Classics in our Kids "R" Us stores; and Especially for Baby, Koala Baby and Baby Trend in our Babies "R" Us stores.

   o Pursuing attractive growth initiatives. In addition to anticipated comparable store sales growth from the repositioning of our U.S. toy stores, our combo store strategy and our new prototype stores in the Kids "R" Us division, we intend to pursue a number of other growth opportunities, such as:

      -- the expansion of our Babies "R" Us division by opening approximately 20 stores per year;

      -- the selective addition of stores in our International division as opportunities arise;

      -- the testing of our "Toys "R" Us Toybox" in a limited number of grocery stores; and

      -- the opening of selected stores intended to serve secondary and tertiary markets by combining Toys "R" Us, Kids "R" Us and Babies "R" Us in a 40,000 to 45,000 square foot format.

   o Creating a more enjoyable shopping experience for our guests. We seek to create an atmosphere in which it is fun and convenient for both adults and children to shop through such initiatives as the Mission Possible format. The Mission Possible format:

      -- enhances store layout by creating lower display gondolas, widening the aisles and reorganizing our merchandise in logical categories to improve shopping patterns; and

      -- is service-oriented with designated "World Leaders" in each of the major product categories -- our World Leaders are senior sales personnel who assist customers and help to train other sales associates.

   o Reducing and optimizing our operating expense structure. We actively seek initiatives that can serve to optimize both our store-level and corporate expenses, such as our planned consolidation of five separate store support facilities into one new centralized facility in Wayne, New Jersey in 2003. The

     Wayne facility will enable us to implement a shared-services model across a range of finance, human resources, administration and other support functions, which we believe will improve the efficiency and cost-effectiveness of our operations. In addition, we are allocating a higher percentage of store payroll hours to selling and customer service functions.

   o Further strengthening our flexible infrastructure. We believe that our warehouse/distribution system provides us with efficiency and flexibility to maintain in-stock inventory positions at our stores. We utilize an inventory system that enables us to monitor the current activity and inventory in each region and in each store, which permits us to allocate merchandise to stores and keep them adequately stocked at all times. In addition, we have accelerated the implementation of our major initiative to improve our supply chain management, which is aimed at optimizing our inventory assortment and presentation, and are expanding our automated replenishment system to maximize inventory turnover.

Recent Developments


   On May 20, 2002, we reported a net loss of $(4) million, or $(0.02) per share, for the fiscal quarter ended May 4, 2002. We reported a net loss of $(18) million, or $(0.09) per share, for the first quarter of 2001. Total net sales for the first quarter of 2002 increased by 2% compared to the first quarter of 2001. Comparable sales for the first quarter of 2002 were down 2% for our U.S. toy stores, up 10% for our International toy stores (in local currency), and up 3% for our Babies "R" Us division. Comparable store sales for our Kids "R" Us division also fell below the level of the first quarter of 2001. See "Recent Developments".


   In the fourth quarter of 2001, we recorded restructuring and other charges relating to our plans, announced on January 28, 2002, to close 37 Kids "R" Us stores and 27 Toys "R" Us stores, eliminate 1,900 store and headquarters positions, and consolidate our store support center facilities at our new Wayne facility. These restructuring and other charges totaled $237 million on a pre-tax basis. Of this $237 million, $79 million was associated with facilities consolidation, severance and other actions designed to improve efficiency in our support functions. The costs associated with store closings were $73 million for Kids "R" Us stores and $85 million for Toys "R" Us stores, of which $27 million was recorded in cost of goods sold. We also reversed $24 million of previously accrued charges that, after final evaluation, have been deemed no longer needed. Accordingly, based on these actions, we recorded restructuring and other charges that total $213 million (pre-tax) and $126 million (after-tax) in the fourth quarter of 2001. See "Recent Developments--Restructuring."

                              --------------------

   We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 461 From Road, Paramus, New Jersey 07652, and our telephone number is (201) 262-7800.
                              --------------------

   As used in this prospectus, "Toys "R" Us," "company," "we," "us," and "our" generally means Toys "R" Us, Inc., together with its consolidated subsidiaries, unless the context otherwise requires. However, in the descriptions of the securities offered by this prospectus, when we refer to "Toys "R" Us," "company," "us," "we," or "our," we mean Toys "R" Us, Inc. and not any of its subsidiaries.

   Each share of our common stock includes one common stock purchase right under our stockholder rights plan. Prior to the occurrence of specified events, the rights will not be exercisable or evidenced separately from our common stock. See "Description of Common Stock--Rights Agreement."

   Unless otherwise specified, store numbers included in this prospectus do not give effect to the restructuring that we announced on January 28, 2002.

   Toys "R" Us, Kids "R" Us, Babies "R" Us, Imaginarium and certain other brand names used in this prospectus are our registered trademarks. Certain other brand names listed in this prospectus are registered trademarks of third parties.

   We are not incorporating by reference in this prospectus any material from our websites. The references to our websites are inactive textual references to the uniform resource locators (URLs) and are for your reference only.

                                  The Offering

What are the equity security units?

   Each of the equity security units, which we refer to as a "unit," will be issued at the stated amount of $50 and will initially consist of:

      (1) a purchase contract under which you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on August 16, 2005 (the "stock purchase date"); we will determine the number of shares based on an average trading price of our common stock for a period preceding that date, calculated in the manner described below; and

      (2) a senior note due August 16, 2007, with a principal amount of $50, on
   which we will pay interest quarterly at the initial annual rate of     %
   until we reset the rate in connection with a remarketing of the senior notes and at the reset rate (as described in "--What is the Reset Rate") thereafter.

   The senior notes that are a component of the units will be owned by you, but initially will be pledged to us to secure your obligations under the purchase contracts. If the senior notes are remarketed as described in this prospectus or in the event of a tax event redemption, a portfolio of U.S. treasury securities, as described below, will replace the senior notes as components of the normal units and will be pledged to secure the obligations of holders under the purchase contracts.

   The stated amount of a unit is the value assigned to the unit at issuance and is equal to the principal amount of our senior note that we must pay at maturity and that is pledged to secure your obligation under the purchase contract to purchase, for $50, shares of our common stock on or before August 16, 2005.

   For a series of diagrams that explain some of the key features of the units, see "The Offering--Explanatory Diagrams" contained in this summary.

What are normal units?

   Normal units will consist of a purchase contract and, initially, a senior note. If the senior notes are successfully remarketed or a tax event redemption occurs as described in this prospectus, the treasury portfolio will replace the senior note components of the normal units. The treasury portfolio will make quarterly payments equal to the quarterly payments you would have received if the senior note remained part of the unit.

What are stripped units?

   Stripped units consist of a purchase contract and a treasury security. A treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912803AG8) with a principal amount at maturity of $1,000 that matures on August 15, 2005. You will not receive quarterly payments on a stripped unit.

How can you create stripped units and recreate normal units?

   Each holder of normal units may elect to withdraw the pledged senior notes or, after the remarketing or a tax event redemption, their applicable ownership interest in the treasury portfolio underlying the normal units, creating stripped units. A holder might consider it beneficial to either hold the senior notes directly or to realize income from their sale. To create stripped units, the holder must substitute, within the time frames specified below under "Description of the Equity Security Units--Creating Stripped Units and Recreating Normal Units," specifically identified treasury securities as pledged securities, that will pay $50 on or before the business day before the stock purchase date, which is the amount due on the stock purchase date under the purchase contract, and the pledged senior notes or the applicable ownership interest in the treasury portfolio will be released from the pledge agreement and delivered to the holder. Holders of stripped units may recreate normal units by re-substituting, within the time frames specified below under "Description of the Equity Security Units--Creating Stripped Units and Recreating Normal Units," the senior notes or, after the remarketing or a tax event redemption, the applicable ownership interest in the treasury portfolio underlying the stripped units.

What are the purchase contracts?

   The purchase contract underlying a unit obligates you to purchase, and us to sell, for $50, on the stock purchase date, a number of shares of our common stock equal to the settlement rate described below. We will base the settlement rate on an average trading price of our common stock for a period preceding that date, calculated in the manner described below.

   You will not have any voting or other rights with respect to our common stock until you pay the $50 purchase price and purchase the common stock. Prior to that purchase, if you hold normal units, you may give instructions only with respect to the modification of the purchase contract, the purchase contract agreement, the pledge agreement, the indenture and the senior notes.

   If you hold stripped units and do not hold senior notes, you may give instructions only with respect to a modification of the purchase contract, the purchase contract agreement under which the purchase contracts will be issued and the pledge agreement that will govern the pledge of securities which are a component of units.

What payments will be made to holders of the units and the senior notes?

   Holders of normal units will receive quarterly payments at an annual rate
of     % of the principal amount of $50 per senior note for each quarterly interest payment payable on or before the stock purchase date, August 16, 2005, unless earlier redeemed. On August 16, 2005, you will receive a quarterly payment at the same annual rate as was paid on the senior notes prior to a successful remarketing.

   We will not make any contract adjustment payments on the purchase contracts. As a result, if you only hold stripped units, you will not be entitled to any quarterly cash distributions on the purchase contracts. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis, regardless of your method of tax accounting, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

   Unless earlier redeemed, holders of senior notes that are not a component of
a normal unit will receive quarterly payments at an annual rate of   % of the
principal amount of $50 per senior note until the interest rate is reset. If the senior notes are successfully remarketed, they will pay interest at the reset rate from the settlement date of that remarketing until their maturity on August 16, 2007, unless earlier redeemed. If no remarketing occurs prior to the stock purchase date, the reset rate will be determined by the remarketing agent as described below.

What are the interest payment dates?

   Interest will be paid quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002. The first interest payment will be prorated to reflect the interest accrued between the initial issuance of the senior notes which are a component of the units and August 16, 2002.

What is the reset rate?

   In order to facilitate the remarketing of the senior notes at the remarketing value described below, the remarketing agent will reset the rate of interest on the senior notes for the quarterly payments payable after May 16, 2005. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding senior notes to be equal to approximately 100.25% of the remarketing value described below, provided, however, that the reset rate shall not be less than the initial rate borne by the senior notes and will in no event exceed the maximum rate permitted by state usury laws and other applicable laws. The remarketing agent will assume for this purpose, even if not true, that all of the senior notes continue to be components of normal units and will be remarketed. Resetting the interest rate on the senior notes in connection with a successful remarketing will enable the remarketing agent to sell the senior notes in the remarketing. The proceeds of that sale will be used, in the case of a remarketing prior to the third business day before the stock purchase date, to purchase the treasury portfolio, the proceeds of which at their maturity will be applied in settlement of the purchase contracts and to pay the quarterly payment on the normal units due on August 16, 2005 or, in the case of a remarketing on the third business day before the stock purchase date, to settle directly the purchase contracts on the stock purchase date. The reset rate will be determined on the date of any remarketing, which we refer to as a "remarketing date," and will be effective for all senior notes whether or not part of units commencing on the earlier of the remarketing settlement date, which will be the third business day following the remarketing date, or the stock purchase date.

   If the remarketing agent cannot establish a reset rate on the third business day before May 16, 2005, the initial remarketing date, so as to remarket the senior notes offered for remarketing on such date at a price equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the three business day periods immediately preceding each June 16, 2005, July 14, 2005 and the third business day preceding August 16, 2005, the stock purchase date.

   The reset of the interest rate on the senior notes will not change the quarterly payment to holders of the normal units on August 16, 2005, which, as described above, will be paid in an amount equal to interest on the senior
notes at the initial rate of      % of the principal amount of $50 per senior
note for that quarterly payment.

   A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in The State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

What is remarketing?

   In order to provide holders of normal units with the cash to settle their purchase contracts, the remarketing agent will use its reasonable best efforts to sell the senior notes of such holders, other than those electing not to participate in the remarketing. The remarketing agent will use the proceeds of that sale, after deducting a remarketing fee, either to purchase, in the case of a remarketing prior to the third business day before the stock purchase date, a portfolio of treasury securities, which the participating holders of normal units will pledge to secure their obligations under the related purchase contracts, or, in the case of a remarketing on the third business day before the stock purchase date, to settle directly the purchase contracts on the stock purchase date. The treasury portfolio will consist of a portfolio of U.S. treasury securities that mature prior to the stock purchase date, in an aggregate amount equal to the principal of the senior notes included in normal units and interest that would have been due on any payment date on the senior notes included in normal units on the remarketing date. The cash paid on the pledged treasury portfolio underlying the normal units will be used to satisfy such unit holders' obligations to purchase our common stock on the stock purchase date. This will be one way for holders of normal units to satisfy their obligations to purchase shares of our common stock under the related purchase contracts. Unless a holder elects not to participate in the remarketing as described below, the remarketing agent will remarket the senior notes that are included in the normal units beginning on the third business day before May 16, 2005, the initial remarketing date, and if necessary, one or more remarketing periods following the initial remarketing date until the third business day prior to August 16, 2005, the stock purchase date.

   We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which it will agree to use its reasonable best efforts to sell the senior notes that are included in normal units and that are participating in the initial remarketing on the initial remarketing date and, if necessary, on one or more remarketing periods ending on the third business day prior to August 16, 2005 at a price equal to at least 100.25% of the remarketing value. We expect that either Credit Suisse First Boston Corporation or Salomon Smith Barney Inc. will be the remarketing agent.

   The "remarketing value" means

      (1) except when the remarketing occurs on the third business day prior to August 16, 2005, the sum of the value at the remarketing date of such amount of treasury securities that will pay, on the quarterly payment date on August 16, 2005, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that quarterly payment date on all senior notes which are included in normal units and which are participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains the initial rate; and

      (2) the value at the remarketing date of either (a) an amount of treasury securities that will pay on or prior to the stock purchase date, an amount of cash equal to $50 for each senior note which is included in a normal unit, if the remarketing occurs prior to the third business day before the stock purchase date, or (b) an amount of cash equal to $50 for each senior note which is included in a normal unit, if the remarketing occurs on the third business day before the stock purchase date.

   The remarketing agent will use the proceeds from the sale of the senior notes included in normal units in a remarketing that occurs prior to the third business day prior to the stock purchase date to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing and pay to holders of normal units an amount equal to the next interest payment on a senior note on the stock purchase date, in the event of a remarketing that occurs prior to the third business day preceding the stock purchase date. In the event that a remarketing occurs on the third business day preceding the stock purchase date, the proceeds of the remarketing will not be used to purchase the treasury portfolio but such proceeds, less the remarketing fee, will be paid in direct settlement of the obligations of holders of normal units to purchase our common stock and to pay to holders of normal units an amount equal to the next interest payment on a senior note on the stock purchase date. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the senior notes underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder's senior notes, to the purchase contract agent on the fourth business day prior to the initial remarketing date or the fourth business day prior to the first day of any subsequent remarketing period to satisfy its obligation under the related purchase contracts. The interest rate on a senior note will be reset to the reset rate regardless of whether the holder of the senior note elects to participate in the remarketing.

   The following table highlights some of the major events which will occur during the remarketing process. The dates provided are based on the assumption that May 11, June 13 through June 16, July 11 through July 14, August 11 and 12 and August 15 and 16, 2005 are each business days.

                              Hypothetical Example


      May 11, 2005..................................    Initial remarketing date
      June 13 through June 16, 2005.................    First subsequent remarketing period
      July 11 through July 14, 2005.................    Second subsequent remarketing period
      August 11, 2005...............................    Third subsequent remarketing period
      August 16, 2005...............................    Stock purchase date


What happens if the remarketing agent does not sell the senior notes?

   If either the remarketing agent is unable to remarket the senior notes as described above on or prior to the third business day before the stock purchase date, or the remarketing may not commence or be consummated pursuant to applicable law, resulting in a "failed remarketing," then the collateral agent, for the benefit of Toys "R" Us, and upon the written direction of Toys "R" Us, will be entitled to exercise its rights as a secured party and take possession of either the senior notes or the treasury portfolio, as the case may be, that are part of your normal units. Your obligation to purchase the common stock then will be deemed to have been fully satisfied, and you will receive the number of shares of common stock based on the settlement rate in effect at that time.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

   Holders of senior notes that are not included as part of normal units may elect at any time, except after 10:00 a.m., New York City time, on the fourth business day immediately preceding the initial remarketing date until the next business day, after 10:00 a.m., New York City time, on the fourth business day prior to the first day of the subsequent remarketing period beginning on June 16, 2005 or July 14, 2005 until the next business day following that remarketing period, or after 10:00 a.m. on the tenth business day immediately preceding the stock purchase date, to have their senior notes included in the remarketing in the manner described in "Description of the Equity Security Units--Optional Remarketing of Senior Notes Which Are Not Included in Normal Units." The remarketing agent will use its reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.25% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting its remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate senior notes were sold in the remarketing. If a holder of senior notes elects to have its senior notes remarketed but the remarketing agent fails to sell the senior notes during the initial remarketing or on any subsequent remarketing period, the senior notes will be promptly returned to the holder following the conclusion of that period.

What is the settlement rate?

   The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell and you are obligated to buy upon settlement of a purchase contract on the stock purchase date.

   The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

   o if the applicable market value, determined as described below, of our
     common stock is equal to or greater than $     , which we refer to as the
     "threshold appreciation price," the settlement rate will be       shares
     of our common stock per purchase contract;

   o if the applicable market value of our common stock is less than $
     but greater than $     , which we refer to as the "reference price," the
     settlement rate will be equal to $50 divided by the applicable market value of our common stock per purchase contract; and

   o if the applicable market value of our common stock is less than or equal
     to $     , that is, the reference price, the settlement rate will be shares of our common stock per purchase contract.

   "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

              Applicable Market Value of                                     Number of Shares to be
            Common Stock at August 16, 2005                               Delivered on August 16, 2005
            -------------------------------                               ----------------------------
   Equal to or greater than the threshold appreciation
    price of $      ..................................                per purchase contract
   Greater than the reference price of $
   and less than the threshold appreciation price
    of $      ........................................      $50 stated amount divided by the applicable market value per purchase contract
   Equal to or less than the reference price of
   $         .........................................                per purchase contract



This table assumes that there are no adjustments to the settlement rate.

   At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below,
in which case       shares of our common stock will be issued per purchase
contract.

   We have agreed that, if required under U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of our common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

   For a series of diagrams that explain some of the key features of the units, including the settlement rate, the reference price and the threshold appreciation price, see "The Offering--Explanatory Diagrams" below.

Besides participating in a remarketing, how else can my obligation under the purchase contract be satisfied?

   Besides participating in the remarketing, your obligation under the purchase contract also may be satisfied:

   o if you have created stripped units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities that mature on or before August 15, 2005 in substitution for your senior notes, and applying the cash payments received from the U.S. treasury at maturity upon maturity of the pledged treasury securities;

   o through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Equity Security Units--Early Settlement," provided that at such time if so required under federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled;

   o through the delivery of cash by 10:00 a.m., New York City time, on the seventh business day prior to August 16, 2005 upon advance notice as described in "Description of the Equity Security Units--Notice to Settle with Cash;" or

   o if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Security Units--Early Settlement upon Cash Merger."

   In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes and treasury securities, as the case may be, will be released and distributed to you. If we become the subject of a proceeding under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

What are the treasury securities that are a component of a normal unit after a remarketing of the senior notes or a tax event redemption?

   These are U.S. treasury securities identified and acquired in open market transactions or treasury auctions by the remarketing agent that consist of:

   o interest or principal strips of U.S. treasury securities that mature on or prior to August 16, 2005 in an aggregate amount equal to the principal amount of the senior note included in a normal unit; and

   o with respect to the scheduled interest payment dates on the notes, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the senior note included in a normal unit assuming no reset of the interest rate on the note.

If these U.S. treasury securities are acquired with the aggregate cash proceeds received from either a remarketing of senior notes or a tax event redemption, your interest is referred to as an applicable ownership interest in a portfolio of treasury securities.

What are the treasury securities that are a component of a stripped unit?

   These are treasury securities (CUSIP No. 912803AG8) that mature on August 15, 2005.

Under what circumstances may we redeem the senior notes before they mature?


   If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the senior notes, then we, as issuer of the senior notes, may elect to redeem the senior notes, whether or not included as components of normal units, at a price sufficient to purchase the treasury portfolio or, if the redemption occurs after a successful remarketing, at the principal amount of the senior notes. If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to the stock purchase date, in an aggregate amount equal to the principal of the senior notes included in normal units and the interest that would have been due on any payment date on the senior notes included in normal units on the remarketing date. These treasury securities will replace the senior notes as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the senior notes are redeemed, then each unit will consist of a purchase contract for our common stock and an ownership interest in the treasury portfolio.


What is the maturity of the senior notes?

   The senior notes will mature on August 16, 2007.

What is the rank of the senior notes?

   The senior notes will rank equally with all of our existing and future senior unsecured debt. Because we are a holding company and we conduct all of our operations through subsidiaries, the senior notes generally will effectively have a position junior to the claims of creditors, including trade creditors, and holders of unsecured and secured debt of our subsidiaries. As of February 2, 2002, we had approximately $1,709 million of outstanding indebtedness and our subsidiaries had approximately $146 million of outstanding indebtedness.

What are the U.S. federal income tax consequences related to the units and senior notes?


   If you purchase a unit in this offering, under the agreements governing the units you will be deemed to agree to treat, for all tax purposes, the purchase of a unit as the purchase of the senior note and purchase contract constituting the unit. In addition, you agree to treat the notes as our indebtedness for all tax purposes. You must allocate the purchase price of the unit between those senior notes and purchase contracts in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to
report the initial fair market value of each senior note as $    and the initial
fair market value of each purchase contract as $    .


   We and each holder will agree to treat the senior notes as contingent payment debt instruments for U.S. federal income tax purposes. As such, you will be subject to federal income tax on the accrual of original issue discount in respect of the senior notes. In addition, gain on the disposition of a senior note for up to six months after the date on which the interest rate on the senior note is reset will be treated as ordinary interest income.

   If you own stripped units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the Treasury securities that accrues in such year.

   Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the units or instruments similar to the units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in the units. For additional information, see "U.S. Federal Income Tax Consequences" in this prospectus.

Will the units be listed on a stock exchange?

   We intend to apply to have the normal units approved for listing on the New York Stock Exchange (NYSE) under the symbol "Toy PrA." Neither the stripped units nor the senior notes will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to cause those securities to be listed on the exchange on which the normal units are then listed.

What are your expected uses of proceeds from the offering?

   We estimate that our net proceeds from the sale of units in this offering, after deducting the underwriting discount and estimated expenses, will be
$      million, or $      million after deducting the underwriting discount
and estimated expenses if the underwriters exercise their over-allotment option in full to purchase additional units.

   We anticipate using the aggregate net proceeds from this offering, together
with an estimated $      million of net proceeds, after deducting the
underwriting discount and estimated expenses from the concurrent offering of
our common stock, or $      million, after deducting the estimated
underwriting discount and expenses, if the underwriters exercise in full their over-allotment option to purchase additional shares of common stock, for the repayment of short-term borrowings and other general corporate purposes.

                      The Offering -- Explanatory Diagrams

   The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the senior notes, and the transformation of normal units into stripped units and senior notes. The following description assumes the remarketing of the senior notes is complete and successful as of the initial remarketing date.

Purchase Contracts

   o Normal units and stripped units both include a purchase contract under which you agree to purchase shares of our common stock on the stock purchase date.

   o The number of shares to be purchased under each purchase contract will depend on the "applicable market value" of our common stock. The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

   o The reference price and the threshold appreciation price are used to determine the number of shares delivered upon settlement of the purchase contracts.

     -- If the applicable market value is at or above the threshold appreciation
        price, the minimum number of shares,     shares, will be delivered.

     -- If the applicable market value rises to between the reference price and the threshold appreciation price, the number of shares will decrease so that the stock delivered has an applicable market value of $50 per purchase contract.

     -- If the applicable market value of common stock is at or below the
        reference price, the maximum number of shares,     shares, will be
        delivered.

   o The following charts are intended to illustrate (1) the value of shares to be delivered upon settlement of the purchase contracts on the stock purchase date in relation to the price of the common stock and (2) the number of shares a holder of units will receive on the stock purchase date, expressed as a percentage of the maximum number of shares deliverable upon settlement of the purchase contracts.






                               [graphic omitted]









                                                       (footnotes on next page)

(1) The "reference price" is $     , which is equal to the last reported sale
    price of our common stock on May   , 2002.

(2) The "threshold appreciation price" is $     , which is      % of the
    reference price.

(3) For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing

   o the related number of shares to be delivered, as indicated in the footnote for each such category, by

   o an amount equal to $50, the stated amount of the unit, divided by the reference price.

(4) If the applicable market value of our common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the reference price.

(5) If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the applicable market value.

(6) If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the threshold appreciation price.

Normal Units

   A normal unit will consist of two components as illustrated below:





                               [graphic omitted]






   o After the remarketing or a tax event redemption, the normal units will include either an ownership interest in a portfolio of treasury securities (acquired with the proceeds received from a remarketing or a tax event redemption).

   o If you hold a normal unit, you beneficially own a senior note and, after remarketing or a tax event redemption, an applicable interest in the treasury portfolio, but will pledge your senior note or applicable ownership interest in the treasury portfolio to us to secure your obligations under the purchase contract.

   o If you hold a normal unit, you may also substitute a specified amount of treasury securities for the senior note or your applicable ownership interest in the treasury portfolio to create a stripped unit.

Stripped Units

   o A stripped unit consists of two components as described below:





                               [graphic omitted]






   o If you hold a stripped unit, you will own the treasury security but will pledge it to us to secure your obligation under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912803AG8) that matures on August 15, 2005.


Senior Notes

   o Senior notes will have the terms illustrated below:





                               [graphic omitted]





   o If you hold a senior note that is a component of a normal unit, you have the option to either:

     -- allow the senior note to be included in the remarketing process and use the proceeds of a remarketing to purchase the treasury portfolio, which will be applied to settle the purchase contract; or


     -- elect not to participate in the remarketing by delivering the requisite amount of treasury securities in substitution for the senior note and use the proceeds of the treasury securities to settle the purchase contract.


   o If you hold a senior note that is separate and not a component of a normal unit, you have the option to either:

     -- continue to hold the senior note whose rate has been reset for the quarterly payments payable on and after the remarketing date; or

     -- deliver the senior note to the remarketing agent to be included in the remarketing.

         Transforming Normal Units into Stripped Units and Senior Notes

   o To create a stripped unit, you must substitute, within the time frames specified below, the specified zero-coupon U.S. treasury security that matures on August 15, 2005 for the senior note (or, after a successful remarketing or a tax event redemption, your applicable ownership interest in the treasury portfolio), that is then part of the normal unit.

   o You will be the beneficial owner of the zero-coupon U.S. treasury security but will pledge it to us to secure your obligations under the purchase contract.

   o The zero-coupon U.S. treasury security together with the purchase contract will then constitute a stripped unit. The senior note (or, after a successful remarketing or a tax event redemption, your applicable ownership interest in the treasury portfolio), which was previously a component of the normal unit, will be tradeable as a separate security.





                               [graphic omitted]





   o After remarketing or a tax event redemption, the normal units will include the treasury portfolio in lieu of senior notes.

   o You can also transform stripped units into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.


   o The transformation of normal units into stripped units and senior notes (or, after a successful remarketing or a tax event redemption, the treasury portfolio) and the transformation of stripped units and senior notes into normal units may only be effected in integral multiples of 20 units or, after a successful remarketing or a tax event redemption, your applicable ownership interest in the treasury portfolio in integral multiples of 20 units and may only be done within specified time frames, as more fully described in this prospectus. See "Description of the Equity Security Units--Creating Stripped Units and Recreating Normal Units."

                              Concurrent Offering

   We are offering, in a concurrent offering, 11,500,000 shares of our common stock. This offering of the units and the concurrent offering of our common stock are not conditioned on each other.

                              --------------------

   Except as otherwise specified, all references in this prospectus to the shares of common stock outstanding exclude:

   o 30.6 million shares subject to options outstanding as of February 2, 2002, at a weighted average exercise price of $20.39 per share, and 1.2 million shares subject to warrants outstanding as of February 2, 2002, at an exercise price of $13.00 per share;

   o 2.9 million restricted shares outstanding as of February 2, 2002;

   o 15.4 million additional shares available for future issuance under our stock option and incentive plans as of February 2, 2002;

   o shares being offered in the concurrent offering and, if applicable, shares to be issued if the underwriters exercise their over-allotment option in that offering; and

   o shares issuable in connection with the rights outstanding under our stockholder rights plan. See "Description of Common Stock--Rights Agreement."

                                  RISK FACTORS


   In considering whether to purchase units, you should carefully consider all of the information included and incorporated by reference in this prospectus, including, in particular, the risk factors described below.

Risk Factors Relating to Toys "R" Us

Our industry is highly competitive, and competitive conditions may adversely affect our revenues and overall profitability.

   Our industry is highly competitive, and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional store openings and other factors. We compete with discount and mass merchandisers, such as Wal-Mart, Kmart and Target, national and regional chains and local retailers in the market areas served by our company. Competition is principally based on price, store location, advertising and promotion, product selection, quality and service. Some of our competitors may have greater financial resources, lower merchandise acquisition costs and lower operating expenses than our company. If we fail to compete successfully, we could face lower net sales and be required to offer greater discounts to our customers, which could result in decreased profitability.

Our business is highly seasonal, and our financial performance depends upon the results of the fourth quarter of each fiscal year.

   Our business is highly seasonal, with net sales and earnings generally highest in the fourth quarter. During the last three fiscal years, more than 40% of our net sales and the substantial portion of our operating earnings have been generated in the fourth quarter. Our results of operations depend significantly upon the holiday selling season in the fourth quarter. If we achieve less than satisfactory net sales during the key fourth quarter, we may not be able to compensate sufficiently for lower net sales during the first three quarters of the year.

We may not retain or attract customers if we fail to implement successfully our strategy.

   We continue to implement a series of customer-oriented strategic initiatives, including renovations of most of our U.S. toy stores to our "Mission Possible" format and expansion of programs to differentiate and strengthen our core merchandise content and service levels. We also are continuing with initiatives to reduce and optimize our operating expense structure. The success of these initiatives will depend on various factors, including the appeal of renovated store formats and new products to customers, competitive conditions and economic conditions. If we are unsuccessful at implementing some or all of our strategic initiatives, we may be unable to retain or attract customers, which could result in lower net sales and a failure to realize the benefit of the sizeable expenditures incurred for these strategic initiatives.

Our net sales may be adversely affected if we fail to respond to changes in consumer preferences in a timely manner.

   Our financial performance depends on our ability to identify, originate and define product trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our toy and other products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. We cannot assure you that we will be able to continue to meet changing consumer demands in the future. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for other products. In addition, because we place orders for products well in advance of purchases by our customers, we could experience excess inventory if our customers purchase fewer products than anticipated.

Our net sales may be affected by changes in consumer spending patterns.

   Sales of toys and other products may depend upon discretionary consumer spending, which may be affected by general economic conditions, consumer confidence and other factors beyond our control. A decline in consumer spending could, among other things, negatively affect our net sales and could also result in excess inventories, which could, in turn, lead to increased inventory financing expenses. As a result, changes in consumer spending patterns could adversely affect our profitability.

Our operations depend on the availability of adequate financing.

   We have significant liquidity and capital requirements, and we depend on our ability to generate cash flow from operations, borrow funds and issue securities in the capital markets. Although we currently retain lower-tier investment grade ratings from each of the rating agencies, future rating agency actions could affect our ability to obtain financing on satisfactory terms. We currently have adequate sources of liquidity and capital resources; however, any inability on our part to have access in the future to financing when needed would have a negative effect on our results of operations and financial condition.

International events could delay or prevent the delivery of products to our stores.

   A significant portion of the toys and other products sold by us is manufactured outside the United States, particularly in Asia. As a result, any event causing a disruption of imports, including the imposition of import restrictions or trade restrictions in the form of tariffs or otherwise, could increase the cost and reduce the supply of products available to us, which could, in turn, negatively affect our net sales and profitability.

Economic, political and other risks associated with our international operations could adversely affect our business.

   We have operations in 28 countries outside the United States, including, among others, the United Kingdom, Canada, Germany and France. We intend to pursue opportunities that may arise in these and other countries. Net sales in foreign countries (excluding sales by licensees and franchisees) represented approximately 17% of our net sales in 2001. We are subject to the risks inherent in conducting business across national boundaries, many of which are outside our control. These risks include the following:

   o economic downturns;

   o currency exchange rate and interest rate fluctuations;

   o changes in governmental policy, including, among others, those relating to taxation;

   o international military, political and diplomatic incidents;

   o government instability;

   o nationalization of foreign assets; and

   o tariffs and governmental trade policies.

We cannot assure you that one or more of these factors will not negatively affect our international operations and, as a result, harm our business and financial performance.

Our business operations could be disrupted if our existing and new management information systems fail to perform adequately.

   We depend upon our management information systems in the conduct of our operations. We are in the process of upgrading our inventory management, distribution and supply chain management systems, our point of sale systems and our general ledger systems, as well as other essential information technology. We have spent in excess of $100 million in each of 2000 and 2001 on systems. Implementation of major new systems and enhancements to existing systems could cause disruptions in our operations. If our major management information systems fail to perform as anticipated, we could experience difficulties in replenishing inventories or in delivering toys and other products to store locations in response to customer demands. Any of these or other systems-related problems could, in turn, adversely affect our net sales and profitability.

Risk Factors Relating to the Units

You will bear the entire risk of a decline in the price of our common stock.

   The market value of the shares of our common stock you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of
our common stock on the stock purchase date is less than $     per share, you
will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

You will receive only a portion of any appreciation in our common stock price.

   The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of our common stock over the 20-trading day period ending on the third business day
preceding settlement equals or exceeds $   , which we refer to as the
"threshold appreciation price." The threshold appreciation price represents an
appreciation of    % over $   . Therefore, during the period prior to the
stock purchase date, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common stock. If the
average closing price exceeds $   , which we refer to as the "reference
price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will
receive under the purchase contract will be approximately    % of the value of
the shares you could have purchased with $50 at the time of this offering.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

   The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for specified stock splits and combinations, stock dividends and a limited number of other transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, restricted stock grants, offerings of common stock for cash, or in connection with acquisitions or other transactions that may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

You will have no rights as common stockholders, but you may be negatively affected by some changes made with respect to our common stock.

   Until you acquire common stock upon settlement of your purchase contract, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock but you will be subject to all changes affecting the common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the applicable record date occurs on or after the stock purchase date or early cash settlement date, as applicable. For example, in the event that an amendment is proposed to our restated certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Your pledged securities will be encumbered.

   Although you as a holder of units will beneficially own the underlying pledged senior notes an applicable ownership interest in the treasury portfolio or treasury securities, you as a holder will pledge those securities with the collateral agent to secure your obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain outstanding, you will not be allowed to withdraw your pledged securities from this pledge arrangement, except as is permitted under the pledge agreement that is described in this prospectus.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent to unitholders will be limited.

   The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the units will not have the benefit of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in a unit. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

Fluctuations in the trading price for our common stock and changes in the factors that affect the trading price of our common stock will directly affect the trading price for the units.

   We cannot predict whether the price of our common stock or interest rates will rise or fall. Our credit quality, operating results and prospects and economic, financial and other factors will affect trading price of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the trading price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of our common stock underlying the purchase contracts and of the other components of the units, which could, in turn, affect the trading prices of the units and our common stock.

The secondary market for the units may be illiquid.

   We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. The units are a new class of securities; and there is currently no secondary market for the units. We intend to apply to list the normal units on the NYSE. We will not initially list either the stripped units or the senior notes; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. We cannot assure you as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, any ability on your part to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected. We cannot assure you that a listing application for normal units will be accepted or, if accepted, that the normal units will not be delisted from the NYSE or that trading in the normal units, will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

Any redemption of the senior notes upon the occurrence of a tax event could have a negative effect on the market price of the normal units and will constitute a taxable event for holders of senior notes.

   We have the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus. If we exercise this option, we will redeem the senior notes in cash at the redemption price plus accrued and unpaid interest, if any to, but excluding, the redemption date. In the case of senior notes held as part of a normal unit at the time the tax event redemption occurs prior to the successful remarketing of the notes, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the redemption payment. We cannot assure you as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

   No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

We will treat the senior notes as contingent payment debt instruments, and you will be required to accrue original issue discount.

   Under the indenture, we and each holder will agree, for U.S. federal income tax purposes, to treat the senior notes as indebtedness that is subject to regulations governing contingent payment debt instruments. As a result, you will be required to include any original issue discount in income during your ownership of the senior notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale or upon other disposition of the senior notes for up to six months after the date on which the interest rate on the senior note is reset. See "U.S. Federal Income Tax Consequences."

In the event of our liquidation or reorganization, holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries.

   We are a holding company and conduct all of our operations through subsidiaries. Our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the senior notes to benefit as creditors of us from such distribution) is junior to creditors of that subsidiary, including trade creditors, debtholders, secured creditors, taxing authorities and any guarantee holders. As a result, claims of holders of the senior notes will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries.

   Because we are a holding company, the senior notes will be effectively subordinated to the existing and future liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, so that our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. In the event of our liquidation or reorganization, holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries. As of February 2, 2002, Toys "R" Us had approximately $1,709 million of outstanding indebtedness and its subsidiaries had approximately $146 million of outstanding indebtedness. Because the senior notes will not be secured, they will also be effectively subordinated to the value of collateral that may be pledged to secure existing and future debt of Toys "R" Us. As of February 2, 2002, we had no secured senior debt outstanding.

   In addition, the senior notes are obligations exclusively of Toys "R" Us and not of its subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the units or to provide us with funds for our payment obligations, whether by dividend, distribution, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

Delivery of the securities under the pledge agreement is subject to potential delay if we become subject to a bankruptcy proceeding.

   Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. Bankruptcy Code, imposition of an automatic stay under Section 362 of the U.S. Bankruptcy Code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The senior notes will not contain certain restrictive covenants.

   The terms of the senior notes will not contain several types of restrictive covenants that could protect holders of senior notes from certain transactions. In particular, the indenture governing the senior notes will not contain covenants that:

   o limit our ability to pay dividends or make distributions on, or redeem or repurchase our capital shares;

   o give holders of the senior notes the right to require us to repurchase their senior notes in the event of a change of control of our company from a takeover, recapitalization or similar restructuring, or any other reason; and

   o our ability to incur additional indebtedness and therefore protect holders of the senior notes in the event of a highly leveraged transaction or other similar transaction involving our company that may adversely affect them.

Anti-takeover provisions could impede or discourage a third-party acquisition which could cause the market price of our common stock to decline or to be lower than it otherwise would be.

   We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change of control would be beneficial to our existing stockholders. We also have a stockholder rights plan, commonly known as a "poison pill," that entitles our stockholders to acquire additional shares of our company, or a potential acquiror of our company, at a substantial discount from their market value in the event of an attempted takeover. In addition, some options granted under our stock option plans automatically vest upon a change in control. The provisions which we have summarized above may reduce the market value of our common stock and, as a result, the market value of the units could be lower than it otherwise would be without these provisions.

We may issue additional common stock and thereby adversely affect the price of our common stock.

   The number of shares of common stock that you will be entitled to receive on August 16, 2005 or as a result of early settlement of a purchase contract, is subject to adjustment for specified events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive upon settlement for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason other than your contractual rights as a holder of purchase contracts. If we issue additional common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received upon settlement to the price of the common stock, these other events may adversely affect the trading price of the normal units or stripped units.

                           FORWARD-LOOKING STATEMENTS


   This prospectus and the documents incorporated by reference contain certain statements that are, or may be considered to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," "foresee," "will," "may" and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future performance and anticipated cost savings and results of our restructuring. All of these forward-looking statements are subject to risks, uncertainties and assumptions. Factors that could cause our actual results to differ materially include the factors described in this prospectus, including under "Risk Factors," and in the documents incorporated by reference. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus or the documents incorporated by reference are made only as of the date of this prospectus or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances, new information or otherwise.


                                USE OF PROCEEDS

   We estimate that our net proceeds from this offering will be approximately
$    , after deducting the underwriting discount and estimated expenses payable by us. If the underwriters' over-allotment option is exercised in
full, we estimate that the net proceeds will be approximately $   , after
deducting the underwriting discount and estimated expenses.

   We intend to use the net proceeds from this offering, together with an
estimated $     of net proceeds, after deducting the underwriting discount and estimated expenses, from the concurrent offering of our common stock, or $ of net proceeds, after deducting the underwriting discount and estimated expenses, if the underwriters' over-allotment option with respect to our common stock is exercised in full, for the repayment of short-term borrowings and other general corporate purposes. As of May 1, 2002, the short-term borrowings, which were used for seasonal working capital requirements, bear a weighted average rate of interest of 3.18% per annum, have an outstanding principal amount of $486 million and mature on various dates in 2002.

                                 CAPITALIZATION


   The following table sets forth our cash and cash equivalents and consolidated capitalization as of February 2, 2002:

   o on an actual basis;

   o on an as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 7,000,000 units in this offering and the application of the estimated net proceeds from that sale as described under "Use of Proceeds;" and

   o on an as further adjusted basis to give effect to the concurrent sale of our common stock and the application of the estimated net proceeds from that sale as described under "Use of Proceeds."


                                                                                                      As of February 2, 2002
                                                                                              -------------------------------------
                                                                                                                         As Further
                                                                                               Actual     As Adjusted     Adjusted
                                                                                              -------    -------------   ----------
                                                                                                         (in millions)
                                                                                                          (unaudited)
Cash and cash equivalents.................................................................    $   283       $              $
                                                                                              =======       =======        ======
Current debt
 Short-term borrowings(1).................................................................    $     0       $     0        $    0
 Current portion of long-term debt........................................................         39            39            39
                                                                                              -------       -------        ------
   Total current debt.....................................................................         39            39            39
                                                                                              -------       -------        ------
Long-term debt
 Bonds and notes, less current portion....................................................      1,800         1,800         1,800
    % senior notes due 2007 (equity security units)(2)....................................         --
 Capital leases...........................................................................         16            16            16
                                                                                              -------       -------        ------
   Total long-term debt (excluding current portion).......................................      1,816
                                                                                              -------       -------        ------
    Total debt............................................................................      1,855
                                                                                              -------       -------        ------
Minority interest in Toysrus.com..........................................................         53            53            53
Stockholders' equity
 Common stock (650 million shares authorized; 196.7 million shares issued and outstanding,
   actual)................................................................................         30
 Additional paid-in-capital(2)............................................................        444
 Retained earnings........................................................................      5,228         5,228         5,228
 Foreign currency translation adjustment..................................................       (267)         (267)         (267)
 Treasury shares, at cost.................................................................     (2,021)       (2,021)
                                                                                              -------       -------        ------
   Total stockholders' equity.............................................................      3,414
                                                                                              -------       -------        ------
    Total capitalization..................................................................    $ 5,322       $              $
                                                                                              =======       =======        ======



(1) Our short-term borrowings outstanding fluctuate and reflect the seasonal nature of our business. As of May 1, 2002, we had short-term borrowings with an outstanding aggregate principal amount of $486 million.


(2) At the closing of the offering, the net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes based on the underlying fair value of each instrument. At the closing of the offering, we expect to report the fair market value of each senior note as $ and the fair market value of each purchase contract as $ .


   You should read the above table in conjunction with the financial statements and financial data included or incorporated by reference in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA


   We derived the selected consolidated financial data shown below for the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001, and February 2, 2002 from our audited financial statements. You should read the following financial information in conjunction with our consolidated financial statements and the financial data included or incorporated by reference in this prospectus.



                                                                                        Fiscal Year Ended
                                                              ---------------------------------------------------------------------
                                                              January 31,   January 30,    January 29,    February 3,   February 2,
                                                                 1998           1999           2000          2001           2002
                                                              -----------   -----------    -----------    -----------   -----------
                                                                (in millions, except per share, ratio and other operating results data)
Consolidated Operating Data(1):
Net sales.................................................      $11,038       $11,170        $11,862        $11,332       $11,019
Cost of sales.............................................        7,710         8,191          8,321          7,815         7,604
                                                                -------       -------        -------        -------       -------
 Gross margin.............................................        3,328         2,979          3,541          3,517         3,415
Selling, general and administrative
 expenses.................................................        2,231         2,443          2,743          2,832         2,750
Depreciation and amortization.............................          253           255            278            290           308
Equity in net earnings of Toys--Japan.....................           --            --             --            (31)          (29)
Restructuring and other charges...........................           --           294             --             --           186
                                                                -------       -------        -------        -------       -------
Operating earnings/(loss).................................          844           (13)           520            426           200
Gain from initial public offering of Toys "R"
 Us--Japan................................................           --            --             --           (315)           --
Interest expense, net.....................................           72            93             80            104           109
                                                                -------       -------        -------        -------       -------
Earnings/(loss) before income taxes.......................          772          (106)           440            637            91
Income taxes..............................................          282            26            161            233            24
                                                                -------       -------        -------        -------       -------
Net earnings/(loss).......................................      $   490       $  (132)       $   279        $   404       $    67
                                                                =======       =======        =======        =======       =======
Earnings/(loss) per share(2)..............................      $  1.70       $ (0.50)       $  1.14        $  1.88       $  0.33
Weighted average shares outstanding(2)....................        288.4         265.4          245.4          215.0         206.0
Consolidated Balance Sheet Data (at period end)(1):
Property and equipment, net...............................      $ 4,212       $ 4,226        $ 4,455        $ 4,257       $ 4,544
Merchandise inventories...................................        2,464         1,902          2,027          2,307         2,041
Total assets..............................................        7,963         7,899          8,353          8,003         8,076
Accounts payable..........................................        1,280         1,415          1,617          1,152           878
Total debt................................................        1,006         1,401          1,529          1,724         1,855
Stockholders' equity......................................        4,428         3,624          3,680          3,418         3,414
Other Financial Data(1):
Ratio of earnings to fixed charges(3).....................         4.19            --(4)        2.66           3.00          1.14
Other Operating Results(1):
Number of Stores by Division
 Toys "R" Us--United States...............................          700           704            710            710           701
 Toys "R" Us--International(5)............................          441           452            462            491           507
 Babies "R" Us............................................           98           113            131            145           165
 Kids "R" Us..............................................          215           212            205            198           184
 Imaginarium..............................................           --            --             40             37            42
Percentage increase/(decrease) in comparable store net
  sales for Toys "R" Us--United States(6).................           6%          (4)%             3%             1%            (1)%

---------------

                                                       (footnotes on next page)

(1) Results for our fiscal years 2000 and 2001 reflect the deconsolidation of Toys "R" Us--Japan, which has been accounted for using the "equity method" since its initial public offering on April 24, 2000. For example, sales from Toys "R" Us--Japan accounted for $1,208 million and $277 million of our total net sales in fiscal year 1999 and 2000, respectively.

(2) Earnings per share is calculated based on the diluted weighted average shares outstanding, and (loss) per share is calculated based on the basic weighted average shares outstanding. Weighted average shares outstanding presents diluted shares, except in periods where there was a loss, in which case basic shares are presented.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (a) earnings from continuing operations before minority interest and income taxes, (b) interest expense, including the portion of rents representative of an interest factor, (c) amortization of debt issue costs, and (d) the amount of our undistributed (income) losses of less than 50%-owned companies. Fixed charges consist of interest expense, amortization of debt issue costs, and the portions of rents representative of an interest factor.

(4) Earnings were insufficient to cover fixed charges for the fiscal year ended January 30, 1999 by $102.5 million; therefore, the ratio is less than one-to-one and is not shown.

(5) Number of stores for Toys "R" Us--International includes operated, licensed and franchised stores.

(6) Comparable store net sales data is shown for U.S. toy stores only and is based on the change in net sales of all stores opened for more than one year. Increases for our fiscal year ended February 1, 2001 have been adjusted to exclude the effect of the 53rd week in 2000.

                              RECENT DEVELOPMENTS


General

   On May 20, 2002, we reported a net loss of $(4) million, or $(0.02) per share, for the fiscal quarter ended May 4, 2002. We reported a net loss of $(18) million, or $(0.09) per share, for the first quarter of 2001.


   Total net sales for the first quarter of 2002 increased by 2%, to $2.1 billion, compared to the first quarter of 2001. Comparable sales for the first quarter of 2002 were down 2% for our U.S. toy stores, up 10% for our International toy stores (in local currency), and up 3% for our Babies "R" Us division. Sales at Toysrus.com increased 57% to $46 million in the first quarter of 2002 from $29 million in the first quarter of 2001. We attribute the softness in comparable stores sales of our U.S. toy stores to two factors--a slowdown in the video business in April, and weakness in our outdoor seasonal categories. Comparable store sales in the video and seasonal categories were negative in the first quarter of 2002. However, comparable store sales of core toy merchandise of our U.S. toy stores increased 5% for the quarter. Our renovated Mission Possible stores maintained a positive comparable sales gap over our unrenovated stores in the first quarter of 2002. Comparable store sales for our Kids "R" Us division fell below the level of the first quarter of 2001 primarily due to the effect of unfavorable weather conditions on the sale of spring apparel.


   We ended the first quarter of 2002 with a decrease in total company inventories of 5% compared to the end of the corresponding quarter in 2001. In our U.S. toy store division, inventories declined by the same 5% level.

Business Segment Performance

   Operating earnings for the U.S. toy store division increased by 56% in the first quarter of 2002 compared to the corresponding quarter in 2001.

   In the International division, operating earnings decreased by 17% in the first quarter of 2002.

   In the Babies "R" Us division, operating earnings increased by 22% in the first quarter of 2002.

   Toysrus.com's operating loss narrowed to $(14) million in the first quarter of 2002 compared to $(24) million in the first quarter of 2001.

   For our other operations, which include the Kids "R" Us division and our equity in the net earnings of Toys "R" Us--Japan as well as other corporate related items, the operating loss increased to $(24) million in the first quarter of 2002 from $(18) million in the first quarter of 2001.

   As a result of the above-described business segment performance, our total operating earnings improved to $22 million in the first quarter of 2002 from $2 million in the corresponding quarter of 2001.


Restructuring

   In the fourth quarter of 2001, we recorded restructuring and other charges relating to our plans, announced on January 28, 2002, to close 37 Kids "R" Us stores and 27 Toys "R" Us stores, eliminate 1,900 store and headquarters positions, and consolidate our store support center facilities at our new Wayne facility. These restructuring and other charges totaled $237 million on a pre-tax basis. Of this $237 million, $79 million was associated with facilities consolidation, severance and other actions designed to improve efficiency in our support functions. The costs associated with store closings were $73 million for Kids "R" Us stores and $85 million for Toys "R" Us stores, of which $27 million was recorded in cost of goods sold. We also reversed $24 million of previously accrued charges that, after final evaluation, have been deemed no longer needed. Accordingly, based on these actions, we recorded restructuring and other charges that total $213 million (pre-tax) and $126 million (after-tax) in the fourth quarter of 2001. These actions are expected to increase free cash flow in 2002 and beyond and to yield improvements to pre-tax earnings of approximately $25 million in 2002, and approximately $45 million annually beginning in 2003. We expect that payroll savings associated with changes in support functions will account for $30 million of the $45 million. The expected savings and results of our restructuring are based on management's assumptions and are inherently subject to risks and uncertainties. We cannot assure you that these savings and results will be achieved or that our actual results will not be different.


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
                                    BUSINESS


Overview


   We are one of the world's leading retailers of toys, children's apparel and baby products, based upon our net sales in 2001. As of February 2, 2002, we operated 1,599 retail stores, consisting of 1,092 U.S. locations with 701 toy stores under the name "Toys "R" Us," 184 children's clothing stores under the name "Kids "R" Us," 165 infant-toddler stores under the name "Babies "R" Us" and 42 educational specialty stores under the name "Imaginarium." Internationally, as of February 2, 2002, we operated 507 toy stores, including licensed and franchised stores, under the name "Toys "R" Us." Toysrus.com sells merchandise through Internet sites at www.toysrus.com, www.babiesrus.com and www.imaginarium.com.


   Over several decades of operation, Toys "R" Us has built its reputation as a leading destination for toys and children's products. Based upon our net sales in 2001, we are a market share leader in most of the largest markets in which we operate, including the United States, the United Kingdom and Japan. Our toy stores offer approximately 10,000 distinct items year-round, which we believe is more than twice the items found in other discount or specialty stores selling toys. We believe that one of our key competitive advantages, and a differentiating factor in the eyes of our customers, is our broad and deep product selection.

   In early 2000, in order to further strengthen our market position and enhance the shopping experience of our customers, we embarked on a three-year program to reposition our U.S. toy stores. A key part of this repositioning involves the renovation of the U.S. toy stores to our "Mission Possible" format, at a cost of approximately $600,000 per store. This format allows us to present our merchandise in a more dynamic selling environment and to create a more enjoyable shopping experience for both adults and children. In addition, the staff in our Mission Possible stores adheres to an elevated standard of guest service, based on training which focuses on deeper product knowledge and more targeted selling skills. At the end of 2001, we had completed the renovation of 433 of our U.S. toy stores. We plan to complete the balance of these renovations by year-end 2002. Approximately 130 to 140 stores will receive a full Mission Possible renovation, and approximately 100 stores will receive a partial renovation that includes the addition of an Imaginarium boutique. Although the conversion process is still underway, we believe that Mission Possible stores offer higher productivity, profitability and return on investment measures relative to non-renovated locations.

   In November 2001, we opened our new Times Square flagship store in New York City. This 110,000 square foot, multi-level store offers families a vast array of toys and dramatic retail attractions including a 60-foot tall, indoor Ferris Wheel. During its first six weeks of operation, we estimate that more than two million shoppers visited Toys "R" Us Times Square to see The Center of the Toy UniverseTM. In addition, we believe our flagship store provides us with increased visibility for the Toys "R" Us brand and an effective platform for new product launches and also serves to further strengthen our standing with the vendor community.

Business Strategy

   We seek to enhance our business and financial performance through the following key elements of our strategy:

   o Improving the productivity and profitability of our store formats. Our renovation of our U.S. toy stores to our Mission Possible format is a key element of our strategy to improve the productivity and profitability of our stores. The 165 toy stores renovated in 2000, which consisted of a broad range of locations across operating regions, as a group achieved average comparable store sales increases during the first 12 months following their respective renovations that were approximately 7 percentage points higher than the average comparable store sales of our non-renovated stores. As part of our Mission Possible program, we have conducted a detailed assessment of every store in our U.S. toy store division and remain committed to pursuing initiatives which concentrate our investments on those stores judged most likely to produce superior returns. As a result, we have identified 27 toy stores that, while cash flow positive, were not meeting our financial return objectives. These stores will be closed as part of the restructuring initiative announced on January 28, 2002. See "Recent Developments--Restructuring."


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

   In the last 18 months, we have also renovated eleven stores in our Kids "R" Us division to an updated, more "shopper-friendly" format. We believe these stores present our core apparel offering in a fresh, compelling way. In addition, these stores carry an assortment of non-apparel merchandise, such as fashion accessories, bath and body products, cosmetics and home decor. As a result of favorable consumer response and improved productivity in these renovated stores, we plan to renovate approximately 30 additional Kids "R" Us stores to the new Kids "R" Us prototype in 2002.

   Our Toys "R" Us/Kids "R" Us "combo" stores are also an important part of our strategy for improving our store formats. A combo store is a toy store that combines our toy offering with a 5,500 square foot apparel offering. We believe that the new prototypes and combo stores represent the optimal strategic choices for the Kids "R" Us Division. Consequently, we have made a decision to close 37 Kids "R" Us stores. In almost all of these locations, the nearest Toys "R" Us store will be converted to a combo store in conjunction with the Kids "R" Us store closing. In addition, we intend to convert other Toys "R" Us stores to combo stores. We currently operate 273 combo stores. By the end of 2002, we plan to have approximately 375 combo stores.

   o Differentiating and strengthening our core merchandise content. We seek to differentiate ourselves from our competitors by offering our customers a broad and deep selection of merchandise, including both nationally branded and exclusive products. We offer a wide selection of popular national brands, such as Barbie, G.I. Joe, Lego and Fisher Price, including many SKUs which are unique to, or launched at, Toys "R" Us. Several exclusive vendor alliances and a broad selection of private label products further differentiate our unique merchandise offerings.

   Over the past two years, we have announced exclusive branded product agreements with Animal Planet, Home Depot, Scholastic and OshKosh B'Gosh, enabling us to offer products that our guests will not find elsewhere. Together with Universal Studios Consumer Products Group and Amblin Entertainment, we have announced a merchandise program to support the 20th anniversary of Steven Spielberg's E.T., The Extra-Terrestrial, and Universal's re-release of the film in spring 2002. We have developed a broad range of exclusive E.T. products across all of our divisions, and we recently introduced these products worldwide in Toys "R" Us, Kids "R" Us and Imaginarium stores, as well as on Toysrus.com.

   We offer a broad assortment of private label merchandise under the names of Animal Alley, Fast Lane, Fun Years and Dream Dazzlers in our Toys "R" Us stores; K.R.U., New Legends and Miniwear Classics in our Kids "R" Us stores; and Especially for Baby, Koala Baby and Baby Trend in our Babies "R" Us stores.

   We continually seek to strengthen our "core merchandise content" (our top 1,500 selling items) to allow consistent comparable store for store sales growth and to lessen the dependence on "hot" merchandise items to drive our sales. By focusing on the core merchandise, we believe that we can maintain strong relationships with our vendors by allowing them to better plan production and meet agreed-upon delivery timetables. We believe that this approach will ensure us a sufficient supply of core merchandise items and allow us to satisfy our consumer's demand for these items.

    o Pursuing attractive growth initiatives. In addition to anticipated comparable store sales growth from the repositioning of our U.S. toy stores, our combo store strategy and our new prototype stores in the Kids "R" Us division, we intend to pursue a number of other growth opportunities. We plan to continue to expand our Babies "R" Us division by opening approximately 20 stores per year. In our International division, we will continue to selectively add stores as opportunities arise. In mid-2001, we began testing a concept called "Toys "R" Us Toybox" in a limited number of grocery stores. The Toys "R" Us Toybox consists of 500 to 1,000 square feet of smaller items with price points generally below $25. We are currently in the process of evaluating the results of this initiative. In 2002, we also plan to open selected stores that are intended to serve secondary and tertiary markets by combining Toys "R" Us, Kids "R" Us and Babies "R" Us in a 40,000 to 45,000 square foot format. Tests of other new growth initiatives are also in development.

    o Creating a more enjoyable shopping experience for our guests. We seek to create an atmosphere in which it is fun and convenient for both adults and children to shop. The Mission Possible format enhances store layout by creating lower display gondolas, widening the aisles and reorganizing our merchandise in logical categories to improve shopping patterns. Mission Possible stores are service-oriented with designated

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
"World Leaders" in each of the major product categories. Our World Leaders are senior sales personnel who assist customers and help to train other sales associates.

    o Reducing and optimizing our operating expense structure. We actively seek initiatives that can serve to optimize both our store-level and corporate expenses. For example, in January 2002, we announced our intention to consolidate five separate store support facilities into one new centralized facility in Wayne, New Jersey in 2003. The Wayne facility will enable us to implement a shared-services model across a range of finance, human resources, administration and other support functions, which we believe will improve the efficiency and cost-effectiveness of our operations. In addition, we are allocating a higher percentage of store payroll hours to selling and customer service functions.

    o Further strengthening our flexible infrastructure. We believe that our warehouse/distribution system and our ownership of a majority of the trucks used by us to distribute our merchandise provide us with efficiency and flexibility to maintain in-stock inventory positions at our stores. We utilize an inventory system that enables us to monitor the current activity and inventory in each region and in each store. This system permits us to allocate merchandise to stores and keep them adequately stocked at all times. In addition, we have accelerated the implementation of our major initiative to improve our supply chain management, which is aimed at optimizing our inventory assortment and presentation. We are also expanding our automated replenishment system to maximize inventory turnover.

Operations

   Toys "R" Us--United States

   In the United States, we operate Toys "R" Us stores in 49 states and Puerto Rico. We sell toys, plush, games, bicycles, sporting goods, VHS and DVD movies, video tapes, electronic and video games, small pools, books and educational and developmental products, infant and juvenile furniture and electronics, as well as educational and entertainment computer software for children.

   To further enhance the shopping experience of our guests, we utilize a merchandise "world" concept in our U.S. toy stores. Each world has its own customer franchise from juvenile to electronics and video products. Each world establishes its own business plan and has a complete support team to develop its business from product sourcing to advertising and promotion. The worlds presently consist of the following:

   o R Zone (video game hardware and software, electronics, computer software, related products and VHS and DVD movies);

   o Action Central (vehicles, action figures, and other products);

   o Dolls and Dress up (collectibles, accessories and lifestyle products);

   o Seasonal (Christmas, Halloween, summer, bikes, sports, playsets, and other seasonal products);

   o Juvenile (baby products and newborn to age four apparel);

   o Imaginarium (educational and developmental products, accessories, games and puzzles); and

   o Apparel (shops within 273 combo stores with sizes ranging from newborn to age ten).

   As of February 2, 2002, we operated 701 U.S. toy stores, 438 of which were owned and 263 of which were leased. These stores conform to the prototypical designs consisting of approximately 30,000 to 45,000 square feet of space and are typically freestanding units or located in strip centers. This division also operates 42 Imaginarium stand-alone stores, all of which are leased. An Imaginarium boutique has also been incorporated into each of our 433 renovated Mission Possible stores. We opened one new toy store in Times Square in New York City while closing ten U.S. toy stores in 2001.

   Toys "R" Us--International

   We operate, license or franchise toy stores in 28 countries outside the United States. In 2000, we celebrated our 15th anniversary in the United Kingdom and our 10th anniversary in France. Our International stores generally conform to traditional prototypical designs similar to those used in our U.S. toy stores. We

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
introduced new proprietary brands and shopping "worlds" that have been successful in the United States within some International store locations in 2001. These worlds included the Imaginarium boutiques, which are known as "World of Imagination" in some countries, and a Babies "R" Us boutique in some stores.

   In April 2000, we completed the initial public offering of Toys "R" Us--Japan. At the completion of the initial public offering, we received net proceeds of $267 million. As a result of this transaction, our ownership interest in the common stock of Toys "R" Us--Japan was reduced from 80% to 48%. Toys "R" Us--Japan continues to be a licensee of Toys "R" Us, and we continue to receive royalties from Toys "R" Us--Japan.

   As of February 2, 2002, we operated 282 International stores, 101 of which were owned and 181 of which were leased. In addition, we license or franchise 225 International stores. We added 24 new toy stores, including licensed or franchised stores, and closed eight stores in 2001. Utilizing demographic data to determine which markets to enter, we intend to add approximately 25 new toy stores in 2002, including approximately 20 licensed or franchised stores.

   Babies "R" Us

   Babies "R" Us stores target the pre-natal to preschool market by offering up to 35 room settings of juvenile furniture, such as cribs and dressers, as well as playyards, bumper seats, high chairs, strollers, car seats, infant, toddler and preschool toys, infant plush toys, and gifts. As of February 2, 2002, we operated 165 Babies "R" Us juvenile retail stores, 59 of which were owned and 106 of which were leased. All Babies "R" Us stores devote over 5,000 square feet to specialty name brand and private label clothing, and offer a wide range of feeding supplies, health and beauty aids and infant care products. In addition, we offer a computerized baby registry service, and we believe that Babies "R" Us registers more expectant parents than any other retailer in the domestic market. The Babies "R" Us stores are designed with low profile merchandise displays in the center of the stores providing a sweeping view of the entire merchandise selection.

   As part of our long-range growth plan, we plan to open approximately 20 new Babies "R" Us stores during 2002.

   Kids "R" Us

   Kids "R" Us children's clothing stores feature brand name and private label children's clothing. These stores conform to prototypical designs consisting of approximately 15,500 to 21,500 square feet of space and are typically freestanding units or located in strip centers in the United States. As of February 2, 2002, we operated 184 Kids "R"Us stand-alone children's clothing stores, 95 of which were owned and 89 of which were leased. Our Kids "R" Us team is also responsible for the merchandising of apparel sections in Toys "R" Us/Kids "R" Us combo stores and in our Babies "R" Us stores.

   In November 2000, we completed renovation of our Kids "R" Us store in Freehold, New Jersey incorporating significant design changes from a traditional Kids "R" Us apparel store. During 2001, we renovated ten additional stores in various locations using the Freehold store as a prototype. We expect to convert approximately 30 additional Kids "R" Us stores to this new prototype during 2002.

   In an effort to improve guest satisfaction, and after market testing, we have added a "Lifestyle Shop" concept in 104 Kids "R" Us stores. These sections are filled with an assortment of non-apparel merchandise such as fashion accessories, bath and body products, cosmetics, home decor, kids' electronics, Animal Alley plush merchandise and other items. Finally, as discussed above, we plan to close 37 freestanding Kids "R" Us stores in 2002 as part of the restructuring.

   Toysrus.com

   Toysrus.com sells merchandise directly to the public via the Internet at www.toysrus.com, www.babiesrus.com and www.imaginarium.com. We opened our virtual doors to the public in June 1998. A redesigned toysrus.com website was launched in May 1999. In July 2000, we launched the babiesrus.com site, which specializes in baby and infant products. In order to provide better customer service and order

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fulfillment in the rapid growth and highly seasonal on-line toy retail business, we entered into a strategic alliance with Amazon.com, and a co-branded toysrus.com store was launched in September 2000. This co-branded online store offers a broad selection of toys, games, video game software, video game hardware and other products. In 2001, a redesigned co-branded babiesrus.com site and a new imaginarium.com site were launched. Our alliance combines Toysrus.com's merchandising expertise and trusted brand name with Amazon.com's strengths in web site operations, online customer service and reliable fulfillment. Toysrus.com and Amazon.com continue to work closely together to realize efficiencies and to reduce costs in this online business.

Distribution Centers

   In our U.S. toy store division, our stores are supported by eleven distribution centers, seven of which are owned and four of which are leased. Five of these distribution centers also support our Babies "R" Us stores. The distribution centers average approximately 716,000 square feet each in size and are strategically located throughout the United States to support our stores on an efficient basis.

   We operate six International distribution centers that support our International toy stores, five of which are owned and one of which is leased.

   We also operate four Kids "R" Us distribution centers that support our Kids "R" Us stores, two of which are owned and two of which are leased. Our Toys "R" Us/Kids "R" Us combo stores and our Babies "R" Us stores also receive apparel from these Kids "R" Us distribution centers.


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
                              ACCOUNTING TREATMENT


   We expect that the net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes in our financial statements based on the fair value of each instrument at the time of their original issuance, as follows:

   o We will determine the fair value of the senior notes by estimating the value of a debt security of Toys "R" Us with similar terms and which matures on the approximate date of the first remarketing. We will record the fair value as a long-term liability on our balance sheet.

   o We will determine the fair value of the purchase contracts (as forward contracts) based on the difference between the offering price of the units and the fair value of the senior notes. We will record the proceeds allocated to the purchase contracts in stockholders' equity on our balance sheet.

At the closing of this offering, we expect to report the fair market value of
each senior note as $   and the fair market value of each purchase contract as
$  .

   The difference between the fair value of the senior notes and their principal amount will be treated as interest expense over the period from the closing of this offering until the initial remarketing date. Over this period the amount of the long-term liability on our balance sheet will accrete by that same amount.

   The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of our common stock. The consideration we receive at that time will be credited to stockholders' equity and will be allocated between common stock and additional paid-in-capital accounts. Currently, we do not anticipate recognizing any subsequent changes in fair value to the purchase contracts on our balance sheet.

   Before the issuance of shares of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, our diluted earnings per share will include in the denominator the excess, if any, of (1) the number of shares that would be issued upon settlement of the purchase contracts less (2) the number of shares that could be purchased by us in the market at the average market price during the relevant period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is
above the threshold appreciation price, which is $   .


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
                    DESCRIPTION OF THE EQUITY SECURITY UNITS


   We summarize below the principal terms of the equity security units and the purchase contracts and senior notes which comprise such units. The terms of the normal units will be contained in the purchase contract agreement between us and The Bank of New York, as purchase contract agent. Because purchase of the units will also involve an investment decision regarding the purchase contracts, our common stock and the senior notes, you should also read the sections titled "Description of the Senior Notes" and "Description of Common Stock". This description contains only a summary of the material terms of the units. You should read the forms of purchase contract agreement, the pledge agreement, the indenture and remarketing agreement, each of which we have filed with the Securities and Exchange Commission, or SEC, because these documents, and not this summary, will govern your rights as a holder of units.

Overview

   Each unit will have a stated amount of $50. Each unit will initially consist of and represent:

    (1) a purchase contract under which you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on an average trading price of our common stock for a period preceding that date; and

    (2) a senior note with a principal amount of $50, on which we will pay
        interest quarterly at the initial annual rate of    %.

   The senior notes initially will be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged senior notes or, after a successful remarketing or a tax event redemption, the pledged portfolio of treasury securities, are referred to in this prospectus as "normal units." Each holder of normal units may elect to withdraw the pledged senior notes or pledged applicable ownership interest in the treasury portfolio underlying the normal units by substituting, within the time frames specified below, as pledged securities, specifically identified treasury securities that will pay $50 on or before the business day before the stock purchase date, which is the amount due on such date under each purchase contract. If a holder of normal units elects to substitute these specifically identified treasury securities as pledged securities, the pledged senior notes or applicable ownership interest in the treasury portfolio will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by resubstituting, within the time frames specified below, the senior notes or specifically identified treasury securities for the applicable ownership interest in the treasury securities underlying the stripped units.

   As a beneficial owner of the units, you will be deemed to have:

   o irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

   o appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

   In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related senior notes, or the treasury securities, as the case may be, and to treat the senior notes as our indebtedness.

   At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by us between the senior note and the related purchase contract. The senior notes will then be pledged to the collateral agent to secure the obligations owed to us under the purchase contracts.

   We will enter into:

   o a purchase contract agreement with The Bank of New York, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the

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
     units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

   o a pledge agreement with JP Morgan Chase Bank, as collateral agent, and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts.

Creating Stripped Units and Recreating Normal Units

   Holders of normal units will have the ability to "strip" those units and take delivery of the pledged senior notes or, after a successful remarketing or tax event redemption, the applicable ownership interest in the pledged treasury portfolio, creating "stripped units." Holders of stripped units will have the ability to recreate normal units from their stripped units by depositing with the collateral agent senior notes as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

   Creating Stripped Units

   Each holder of normal units may create stripped units and withdraw the pledged senior notes, or after a successful remarketing or tax event redemption, the applicable ownership interest in the treasury portfolio, as the case may be, underlying the normal units by substituting, as pledged securities, the treasury securities described below that will pay $50 on the business day before the stock purchase date, which is the amount due on that date under the purchase contract. So long as a tax event redemption has not occurred, each holder of normal units may create stripped units at any time, except a holder may not create stripped units on or after 10:00 a.m., New York City time, on the fourth business day immediately preceding the initial remarketing date until the next business day, after 10:00 a.m., New York City time, on the fourth business day immediately preceding the subsequent remarketing period beginning on June 16, 2005 or July 14, 2005 until the business day immediately following that remarketing period or after 10:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date.

   In order to create stripped units, a normal unitholder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803AG8) which mature on August 15, 2005. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the pledged senior notes or applicable ownership interest in the treasury portfolio underlying the normal units will be released to the holder. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 20 normal units. However, after either a remarketing of the senior notes or the occurrence of a tax event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the applicable ownership interest in the treasury portfolio to be released are in integral multiples of $1,000.

   To create stripped units, you must:

   o deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or applicable ownership interest in the treasury portfolio underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

   o transfer the normal units to the purchase contract agent;

   o deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or applicable ownership interest in the treasury portfolio underlying the normal units; and

   o pay to the collateral agent any fee or expenses incurred in connection with the substitution.

   Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or applicable ownership interest in the treasury portfolio from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

   o cancel the normal units;

   o transfer to you the underlying pledged senior notes or applicable ownership interest in the treasury portfolio; and

   o deliver to you the stripped units.

   Any senior notes released to you will be tradeable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

   Recreating Normal Units

   Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or the applicable ownership interest in the treasury portfolio then constituting a part of the normal units for the treasury securities underlying the stripped units. Each holder of stripped units may recreate normal units at any time, except a holder may not recreate normal units on or after 10:00 a.m., New York City time, on the fourth business day immediately preceding the initial remarketing date until the next business day, on or after 10:00 a.m., New York City time, on the fourth business day immediately preceding the subsequent remarketing period beginning on June 16, 2005 or July 14, 2005 until the business day immediately following that remarketing period or on or after 10:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date.

   Upon recreation of the normal units, the senior notes or applicable ownership interest in the treasury portfolio, as the case may be, will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 20 stripped units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the applicable ownership interest in the treasury portfolio to be released are in integral multiples of $1,000.

   To recreate normal units from stripped units, you must:

   o deposit with the collateral agent:

     -- if the substitution occurs prior to the remarketing of the senior notes or a tax event redemption, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; and

     -- if the substitution occurs after the remarketing of the senior notes or a tax event redemption, the applicable ownership interest in the treasury portfolio then constituting a part of the normal units;

   o transfer the stripped units to the purchase contract agent;

   o deliver a notice to the purchase contract agent stating that you have deposited the senior notes or applicable ownership interest in the treasury portfolio with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units; and

   o pay to the collateral agent any fee or expenses incurred in connection with the substitution.

   The senior notes or applicable ownership interest in the treasury portfolio will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

   Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

   o cancel the stripped units;

   o transfer to you the underlying treasury securities; and

   o deliver to you the normal units.

Interest Payments

   Holders of normal units will receive quarterly payments at an annual rate of % of the principal amount of $50 per senior note for each quarterly payment payable on or before the stock purchase date, August 16, 2005, unless earlier redeemed. On August 16, 2005, you will receive a quarterly payment at the same annual rate as was paid on the senior notes prior to a successful remarketing.

   We will not make any contract adjustment payments on the purchase contracts. As a result, if you only hold stripped units, you will not be entitled to any quarterly cash distributions on the purchase contracts. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis, regardless of your method of tax accounting, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

   Unless earlier redeemed, holders of senior notes that are not a component of a normal unit will receive quarterly payments at an annual rate of % of the principal amount of $50 per senior note until the interest rate is reset. If the senior notes are successfully remarketed, they will pay interest at the reset rate from the settlement date of that remarketing until their maturity on August 16, 2007, unless earlier redeemed. If no remarketing occurs prior to the stock purchase date, the reset rate will be determined by the remarketing agent as described below.

   If the remarketing agent cannot establish a reset rate on the initial remarketing date so as to remarket the senior notes offered for remarketing on such date at a price equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the three business day periods immediately preceding each June 16, 2005, July 14, 2005 and the third business day preceding August 16, 2005, the stock purchase date.

   Interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Interest
on the senior notes will accrue from           , 2002 and will be payable
quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002. The first interest payment will be prorated to reflect the interest accrued between the initial issuance of the units and August 16, 2002.

   Our obligations with respect to the senior notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. See "Description of the Senior Notes" below.

   Interest payments on the senior notes will be payable, if then a part of a normal unit, to the holders of normal units as they are registered on the books and records of the purchase contract agent and, if then separated from the normal units, to the holders of these senior notes as they are registered on the books and records of the trustee, in each case, on the relevant record dates. So long as the normal units remain in book-entry only form, the record date will be the fifteenth day immediately prior to the relevant payment dates. Subject to any applicable laws and regulations, each payment will be made as described under "Description of the Senior Notes--Book-Entry and Settlement" below. If the normal units do not remain in book-entry only form, the relevant record dates will be the fifteenth day prior to the relevant payment dates. If any date on which these payments are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Description of the Purchase Contracts

   Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the stock purchase date a number of shares of our common stock equal to the settlement rate then in effect.

   The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, will, subject to adjustment under certain circumstances as described under "--Anti-dilution Adjustments" below, be as follows:

   o If the applicable market value of our common stock is equal to or greater
     than the threshold appreciation price of $      , (which is       % above
     the reference price), the settlement rate, which is equal to $50 divided
     by $     , will be      shares of our common stock per purchase contract.
     Accordingly, if the market price for our common stock increases to an
     amount that is greater than $      on the settlement date, the aggregate
     market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $50,
     and if the market price equals $      , the aggregate market value of
     those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

   o If the applicable market value of our common stock is less than $
     but greater than $       , the settlement rate will be equal to $50
     divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases
     but that market price is less than $       on the stock purchase date,
     the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

   o If the applicable market value of our common stock is less than or equal
     to $       , the settlement rate, (which is equal to $50 divided by
     $       ), will be         shares of our common stock per purchase
     contract. Accordingly, if the market price for our common stock decreases
     to an amount that is less than $        on the stock purchase date, the
     aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less
     than $50, and if the market price equals $       , the aggregate market
     value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

   The "applicable market value" of our common stock is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

   For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any applicable date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if our common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has

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
traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

   Settlement of the purchase contracts will occur on the stock purchase date, unless:

   o you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "--Early Settlement;"

   o we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "--Early Settlement upon Cash Merger;" or

   o an event described under "--Termination of Purchase Contracts" below has occurred.

   The settlement of the purchase contracts on the stock purchase date will occur as follows:

   o for the stripped units or normal units that include pledged treasury securities, the cash payments on the maturity of the treasury securities, as the case may be, will automatically be applied to satisfy in full your obligation to purchase our common stock under the purchase contracts; and

   o for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, we will, in accordance with applicable laws, exercise our rights as a secured party to foreclose on our security interest in the senior notes in satisfaction of your obligation to purchase our common stock under the purchase contracts.

   In either event, our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

   Prior to the date on which shares of common stock are issued in settlement of purchase contracts, our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

   No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

   The senior notes held by each holder of a normal unit, unless such holder has elected not to participate in the remarketing or there is an earlier tax event redemption, will be subject to an initial remarketing beginning on the third business day immediately preceding May 16, 2005. If the remarketing agent cannot establish a reset rate on the initial remarketing date so as to remarket the senior notes offered for remarketing on such date at a price equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the three business day periods immediately preceding each June 16, 2005, July 14, 2005 and the third business day preceding August 16, 2005, the stock purchase date.

   We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its reasonable best efforts to sell the senior notes which are included in normal units and which are participating in the remarketing at a price equal to at least 100.25% of the remarketing value. The remarketing agent will assume for this purpose, even if not true, that all of the senior notes continue to be components of normal units and will be remarketed. We expect that either Credit Suisse First Boston Corporation or Salomon Smith Barney Inc. will be the remarketing agent.

   The "remarketing value" means:

      (1) except when the remarketing occurs on the third business day prior to August 16, 2005, the sum of the value at the remarketing date of such amount of treasury securities that will pay, on the quarterly payment date on August 16, 2005, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that quarterly payment date on all senior notes which are included in normal units and which are participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains the initial rate; and

      (2) the value at the remarketing date of either (a) an amount of treasury securities that will pay on or prior to the stock purchase date, an amount of cash equal to $50 for each senior note which is included in a normal unit, if the remarketing occurs prior to the third business day before the stock purchase date, or (b) an amount of cash equal to $50 for each senior note which is included in a normal unit, if the remarketing occurs on the third business day before the stock purchase date.

   For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

   In the event the remarketing occurs prior to the third business day prior to the stock purchase date, the remarketing agent will use the proceeds from the sale of these senior notes in a remarketing to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of holders of the normal units whose senior notes participated in the remarketing and pay to holders of normal units an amount equal to the next interest payment on a senior note on the stock purchase date. In the event that a remarketing occurs on the third business day preceding the stock purchase date, the proceeds of the remarketing will not be used to purchase the treasury portfolio but such proceeds will be paid in direct settlement of the obligations of holders of normal units to purchase our common stock. In connection with any remarketing, the remarketing agent will deduct a remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. The remarketing agent will remit any remaining portion of the proceeds to the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the senior notes underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent to the purchase contract agent by 10:00 a.m., New York City time, on the fourth business day prior to the initial remarketing date or the first day of any remarketing period or the seventh business day prior to the stock purchase date. In such case, the interest rate on such holder's note would be reset to the reset rate, even though the holder did not participate in the remarketing.

   The remarketing agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the the initial remarketing date or the first day of any remarketing period or the seventh business day prior to the stock purchase date. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m., New York City time, on the initial remarketing date or the first day of any remarketing period or the seventh business day prior to the stock purchase date. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply either a portion of the cash payments received on the maturity of the pledged treasury portfolio or the cash proceeds received from a remarketing on the third business day preceding the stock purchase date to pay the purchase price under the purchase contracts.

   If the senior notes have not been remarketed on or prior to the third business day preceding the stock purchase date, the senior notes have not been earlier redeemed or the remarketing may not commence or be consummated pursuant to applicable law, which we refer to as a "failed remarketing," the remarketing agent will reset the interest rate by the following method, provided that the reset rate will not be less than the initial rate borne by the senior notes. First, it will take the average of the interest rates quoted to it by three nationally recognized investment banks selected by us, which are underwriters or dealers in debt securities similar to the senior notes, that, in their judgment, reflects an accurate market rate of interest applicable to the senior notes at that time. Following receipt of those quotes, the remarketing agent will then have the right, in its sole judgement, to either recalculate the average based on only two of the quoted interest rates if the third of the three quotes in its sole discretion, did not reflect market conditions or, alternatively, determine a consensus among the investment banks with respect to the appropriate interest rate that should apply to the senior notes, rather than a strict mathematical average, by taking into account all relevant qualitative and quantitative factors. These factors may include the maturity of the senior notes, the credit rating and credit risk of Toys "R" Us and companies in similar industries, the then yield to maturity of the senior notes and the state of the markets for primary and secondary sales of similar debt securities, among others.

   We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following a failed remarketing, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of a Bloomberg and Reuters newswire.

DTC Procedures

   As long as the normal units or the senior notes are evidenced by one or more global certificates deposited with DTC, we will request, not later than 15 nor more than 30 calendar days prior to the initial remarketing date and the first day of any remarketing period, that DTC notify its participants holding senior notes or normal units of the intended remarketing.

   By approximately 4:30 p.m., New York City time, on the date of any successful remarketing, the remarketing agent will advise:

   o DTC, the indenture trustee and us, of the reset rate determined in the remarketing and the number of senior notes sold in the remarketing;

   o each person purchasing senior notes in the remarketing or the appropriate DTC participant of the reset rate and the number of senior notes such person is to purchase; and

   o each such purchaser to give instructions to its DTC participant to pay the purchase price on the remarketing settlement date in same day funds against delivery of the senior notes purchased through the facilities of DTC.

   In accordance with DTC's normal procedures, on the settlement date of any successful remarketing, the transactions described above with respect to each senior note tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such senior notes delivered by book-entry as necessary to effect purchases and sales of the senior notes. DTC will make payment in accordance with its normal procedures.

   If any holder selling senior notes in the remarketing fails to deliver those senior notes, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased senior notes in the remarketing may deliver to that other person a number of senior notes that is less than the number of senior notes that otherwise was to be purchased by that person. In that event, the number of senior notes to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of senior notes will constitute good delivery.

Optional Remarketing of Senior Notes Which Are Not Included in Normal Units

   Holders of senior notes that are not included in normal units may elect to have their senior notes included in the remarketing by delivering, within the time frames specified below, their senior notes along with a notice of such election to the collateral agent. The collateral agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of these separate senior notes may have them included in the remarketing at any time, except after 10:00 a.m., New York City time, on the fourth business day immediately preceding the initial remarketing date until the next business day, after 10:00 a.m., New York City time, on the fourth business day immediately preceding the subsequent remarketing period beginning on June 16, 2005 or July 14, 2005 until the business day immediately following the remarketing period or after 10:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date. Holders of senior notes which have elected previously to have their senior notes remarketed also will have the right to withdraw that election on or prior to 10:00 a.m. on the fourth business day immediately preceding the first day of any remarketing.

   On the third business day immediately prior to the first day of any remarketing, the collateral agent will inform the remarketing agent in writing of the principal amount of separated senior notes to be included in any remarketing. The remarketing agent will use its reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.25% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from a successful remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

   If there has been a successful remarketing, the remarketing agent will notify the collateral agent of the successful remarketing and request that the separated senior notes be delivered, with the senior notes then included in the normal units, to the purchasers of the senior notes. If the remarketing agent cannot remarket the senior notes during any remarketing, the collateral agent will promptly return the separated senior notes to their holders.

Early Settlement

   A holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled, provided that at such time if so required under federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled. We have agreed that, if required under U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of our common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement. A holder of units may settle the related purchase contracts early at any time, except after 10:00 a.m., New York City time, on the fourth business day immediately preceding the initial remarketing date until the next business day, after 10:00 a.m., New York City time, on the fourth business day immediately preceding the subsequent remarketing period beginning on June 16, 2005 or July 14, 2005 until the business day immediately following that remarketing period or after 10:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date.

   To effect early settlement, you will be required to do the following:

   o You must deliver to the purchase contract agent a notice indicating your election to settle the purchase contracts with cash.

   o You must deliver a cash payment of an amount of $50 for each purchase contract being settled.

   You will receive, for each normal unit or stripped unit you surrender, both:

   o shares of our common stock, regardless of the closing price of the common stock on the date of early settlement but subject to specified anti-dilution adjustments; and

   o your senior note free of our security interest, if you are settling normal units (other than normal units secured by treasury securities), or a 1/20 undivided beneficial interest in a treasury security, if you are settling stripped units; or

   o your treasury securities free of our security interest, if you are settling stripped units.

Notice to Settle with Cash

   Unless the treasury portfolio has replaced the senior notes as a component of normal units as a result of a successful remarketing or a tax event redemption, a holder of normal units may settle the related purchase contract with cash at any time on or prior to 10:00 a.m., New York City time, on the tenth business day preceding the stock purchase date. A holder of a normal unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to the timeframes specified above. If a holder of normal units who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the seventh business day immediately preceding the stock purchase date, such holder will be deemed to have consented to the disposition of the related senior note pursuant to the remarketing.

Early Settlement upon Cash Merger

   Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents (a "cash merger"), then on or after the effective date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be 10 business days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement.
To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or by the third business day before the merger early settlement date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes, applicable ownership interest in the treasury portfolio or treasury securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

Anti-dilution Adjustments

   The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

   o the payment of a stock dividend or other distributions on our common stock;

   o the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below);

   o subdivisions, splits and combinations of our common stock;

   o distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

   o distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

   o the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

   The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

   In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase such other securities, cash or property instead of our common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "--Early Settlement upon Cash Merger."

   If at any time we make a distribution of property to our common stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes (that is, distributions of cash, evidences of indebtedness or other assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences--Purchase Contracts--Adjustment to Settlement Rate."

   In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the settlement rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

   o the settlement rate by

   o a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

   The adjustment to the settlement rate under the preceding paragraph will occur at the earlier of:

   o the tenth trading day from, and including, the effective date of the spin-off; and

   o the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

   For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

   In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off.

   If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

   In addition, we may increase the settlement rate if our board of directors deems it advisable and in the best interests of the holders of units to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/ 10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

   We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

   Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

   The senior notes, treasury portfolio or treasury securities underlying the units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contract. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

   o to substitute specified treasury securities for the related pledged senior notes or applicable ownership interest in the treasury portfolio upon creation of a stripped unit;

   o to substitute senior notes or applicable ownership interest in the treasury portfolio for the related pledged treasury securities upon the recreation of a normal unit;

   o upon delivering specified treasury securities when electing not to participate in a remarketing; or

   o upon the termination or early settlement of the purchase contracts.

   Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

   o each holder of units that include senior notes will retain beneficial ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, voting, redemption and repayment rights; and

   o each holder of units that include treasury securities will retain beneficial ownership of the treasury securities.

   We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

   The collateral agent, as holder of record of senior notes then included in normal units, upon receipt of quarterly payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. If senior notes are held separately from the normal units, we will pay interest on them through DTC as described under "--Book-Entry and Settlement." As long as the units remain in book-entry only form, the record date for any payment will be fifteen calendar days before the interest payment date.

Termination of Purchase Contracts

   The purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization specified in the purchase contract agreement.

   Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a proceeding under the federal bankruptcy code, a delay in the release of the pledged senior notes, treasury portfolio or treasury securities, as the case may be, may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The Purchase Contract Agreement

   Interest payments on the senior notes that are components of the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

   If the stock purchase date is not a business day, then any payment required to be made on that date and the settlement of the purchase contracts will be required to be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in the State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

   If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   If your units are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

   The purchase agent will not be required to invest or to pay interest on any amounts held by it before distribution.

   No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

   The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the normal units and stripped units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

   o change any payment date;

   o change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to the pledged securities;

   o change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

   o impair the right to institute suit for the enforcement of any purchase contract;

   o reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

   o reduce the above stated percentage of outstanding units the consent of whose holders is required for the modifications or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

   However, if any amendment or proposal would adversely affect only the normal units or only the stripped units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the items listed above, all of the holders of the class.

Merger, Consolidation or Sale or Conveyance of Assets

   We will agree in the purchase contract agreement that we may not consolidate or merge with or into any other person or sell, assign, convey or transfer or otherwise dispose of assets substantially as an entirety to any person, unless:

     (1) the successor person (if not Toys "R" Us) shall be a corporation, limited liability company or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume by written agreement reasonably satisfactory to the purchase contract agent the performance of every obligation and convenant in the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement;

     (2) immediately after giving effect to such transaction, no default, and no event which, after notice or lapse of time or both, would become a default, under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreements shall have occurred and be continuing; and

     (3) we shall have delivered to the purchase contract agent an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and such written agreement comply with clauses (1) and (2) above and all other conditions precedent relating to the transaction have been complied with.

   In the case of any consolidation, merger, conveyance or transfer, the successor person will succeed to and be substituted for Toys "R" Us as obligor on the purchase contracts, with the same effect as if it had been named in the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreements as Toys "R" Us. In addition, in the event that we are not the successor corporation of any consolidation, merger or sale of our assets substantially as an entirety and the successor is a limited liability company or trust, then we, that limited liability or that trust, in connection with such transaction, will be required to create a corporation to act as a co-obligor of the units and the purchase contracts.

No Consent to Assumption

   Each holder of normal units or stripped units will be deemed under the terms of the purchase contract agreement, by its acceptance of such normal units or stripped units, to have expressly withheld any consent to the assumption (also known as affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the U.S. bankruptcy code or other similar state or federal law providing for reorganization or liquidation.

Title

   We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

   The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

   DTC will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the DTC system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

   No units represented by global security certificates may be exchanged in whole or in part for certificated units registered, and no transfer of global security certificates will be made in whole or in part for certificated units registered, and no transfer of global security certificates in whole or part may be registered, in the name of any person other than DTC or any nominee of DTC, unless, however, DTC has notified us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, has ceased to be qualified to act as required by the purchase contract agreement and no successor depositary has been appointed within 90 days after we learn that DTC is no longer qualified or we determine that we will no longer have debt securities represented by global securities or permit any of the global securities certificates to be exchangeable or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the senior notes, the units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as DTC may direct.

   As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to DTC or its nominee as their holder.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

   Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchange and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

   Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to those beneficial ownership interests.

Replacement of Units Certificates

   If physical certificates representing the units are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace physical certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   We, however, are not required to issue any physical certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement physical certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

   The Bank of New York will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

   The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

   JPMorgan Chase Bank will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

   The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

   The purchase contract agreement will provide that we will pay all fees and expenses related to:

   o the offering of the units;

   o the retention of the collateral agent;

   o the enforcement by the purchase contract agent of the rights of the holders of the units; and

   o with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

   Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

   Toys "R" Us or its affiliates may purchase from time to time any of the senior notes that are outstanding by tender, in the open market or by private agreement.

                        DESCRIPTION OF THE SENIOR NOTES


   The following description sets forth specific terms of the senior notes. The senior notes form a part of the normal units and, under certain circumstances, will trade separately from the purchase contracts also forming a part of the normal units. The senior notes will be issued under an indenture as supplemented by a supplemental indenture, in each case, to be entered into between us and The Bank of New York, as indenture trustee. We refer to the original indenture and the supplemental indenture together as the "indenture". This description contains only a summary of the material terms of the senior notes and the indenture. You should read the forms of indenture and senior notes, each of which we have filed with the SEC, because they, and not this summary, will govern your rights as a beneficial holder of senior notes.

General

   The senior notes will mature on August 16, 2007. The senior notes will
initially pay interest at the annual rate of        % on each February 16, May
16, August 16, and November 16, commencing on August 16, 2002. If the senior notes are successfully remarketed, they will pay interest at the reset rate from the settlement date of the remarketing until they mature on August 16, 2007, unless they have been earlier redeemed, provided, however, that the reset rate shall not be less than the initial rate borne by the senior notes and will in no event exceed the maximum rate permitted by state usury laws and other applicable laws. If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding senior notes, to be equal to at least 100.25% of the remarketing value, assuming, even if not true, that all senior notes continue to be components of normal units and will be remarketed, and the remarketing agent cannot sell the senior notes offered for remarketing at a price equal to at least 100.25% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent may thereafter attempt to establish a new reset rate, and the remarketing agent will attempt to remarket the senior notes, on one or more subsequent occasions, as described in "Description of the Equity Security Units--Interest Payments" and "--Remarketing," after the initial remarketing date until three business days immediately preceding August 16, 2005, the stock purchase date. Any such remarketing will be at a price equal to at least 100.25% of the remarketing value as described under "Description of the Equity Security Units--Remarketing." A holder of normal units may elect not to participate in any such remarketing and retain the senior notes underlying those units by delivering the treasury securities described above to the purchase contract agent at any time, except after 10:00 a.m., New York City time, on the fourth business day before the initial remarketing date, before the subsequent remarketing period beginning on the third business day preceding June 16, 2005 and July 14, 2005 until the business day immediately following such remarketing period and before the tenth business day preceding August 16, 2005. A holder also may deliver cash no later than the tenth business day prior to the stock purchase date cash equal to the value of the treasury securities, as described under "Description of the Equity Security Units-- Early Settlement."

   In the event of a failed remarketing we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. In that event, the remarketing agent will determine the reset rate applicable to the senior notes that were separated from normal units or that opted out of the remarketing according to the following method, provided that the reset rate will not be less than the initial rate borne by the senior notes. First, the remarketing agent will take the average of the interest rates quoted to it by three nationally recognized investment banks selected by us, which are underwriters or dealers in debt securities similar to the senior notes, that in their judgment, reflects an accurate market rate of interest applicable to the senior notes at that time. Following receipt of these quotes, the remarketing agent will have the right, in its sole judgment, to either recalculate the average based on only two of the quoted interest rates if the third of the three quotes, in the remarketing agent's sole discretion, did not reflect market conditions or, alternatively, determine a consensus among the investment banks rather than a strict mathematical average by taking into account all relevant qualitative and quantitative factors. These factors may include the maturity of the senior notes, the credit rating and credit risk of Toys "R" Us and companies of similar industries, the then yield to maturity of the senior notes and the state of the markets for primary and secondary sales of similar debt securities.

   The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. The first interest payment will be prorated to reflect the interest accrued between the initial issuance of the units and August 16, 2002. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

   The senior notes will be issued in denominations of $50 and integral multiples of $50.

   The senior notes will be limited in aggregate principal amount to $    ,
which includes up to $     aggregate principal amount of senior notes issuable
in connection with the exercise of the underwriters' over-allotment option to purchase additional normal units.

   The senior notes will not have the benefit of a sinking fund or be subject to redemption except as described below under "--Tax Event Redemption."

   The senior notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt. The senior notes will be effectively subordinated in right of payment to our existing and future senior secured indebtedness to the extent of the assets securing that indebtedness.

   The indenture will not contain provisions that afford holders of the senior notes protection in the event of a change of control or highly leveraged transaction or other similar transaction involving Toys "R" Us that may adversely affect such holders. Nor will it contain restrictions on the amount of additional debt that we or our subsidiaries may incur in the future.

   Because we are a holding company, the senior notes will be effectively subordinated to the existing and future liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, thus our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. In the event of our liquidation or reorganization, holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and any guarantee holders. As of February 2, 2002, Toys "R" Us had approximately $1,709 million of outstanding indebtedness and its subsidiaries had approximately $146 million of outstanding indebtedness. Because the senior notes will not be secured, they will also be effectively subordinated to the value of collateral that may be pledged to secure existing and future debt of Toys "R" Us. As of February 2, 2002, we had no secured senior debt outstanding.

   In addition, the units are obligations exclusively of Toys "R" Us and not of its subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the units or to provide us with funds for our payment obligations, whether by dividend, distribution, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

   Under the indenture, we agree, and by purchasing a normal unit each holder agrees, for U.S. federal income tax purposes to treat the senior notes as contingent payment debt instruments. As such, you will be subject to U.S. federal income tax on the accrual of original issue discount in respect of the senior notes. See "U.S. Federal Income Tax Consequences."

Covenants

   The indenture will contain certain covenants, including, among others, the following:


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
Limitations on Liens

   The indenture will provide that we will not, and will not permit any of our domestic subsidiaries, directly or indirectly, to issue, assume or guarantee any debt for borrowed money if that debt is secured by any Lien upon any Principal Property of ours or of any domestic subsidiary or any shares of stock or debt of any domestic subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively securing the senior notes equally and ratably with that debt. The foregoing restriction does not apply to:

     (1) Liens on any property acquired, constructed or improved by us or any domestic subsidiary after the date of the indenture, which are created or assumed contemporaneously with or within three years (four years in the case of Liens on warehouses and distribution centers) after its acquisition, or completion of construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year (or in the case of warehouses and distribution centers, four-year period) to secure or provide for the payment of the purchase price or cost thereof; or, in addition to Liens contemplated by clauses (2) or (3) below, Liens on any property existing at the time of acquisition thereof;

     (2) Liens existing on any property, shares of stock or debt existing at the time of acquisition thereof from a Person merged or consolidated with or into us or a domestic subsidiary;

     (3) Liens on property of any Person existing at the time it becomes a domestic subsidiary;

     (4) Liens to secure debt of a domestic subsidiary owed to us or debt of us or one of our domestic subsidiaries owed to another domestic subsidiary;

     (5) Liens in favor of domestic governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure debt incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to the Liens;

     (6)  any Lien existing on the date of the indenture; or

     (7) Liens for the sole purpose of extending, renewing or replacing debt secured by any Lien referred to in the foregoing clauses (1) to (6), inclusive, provided, however, that the principal amount of debt secured by that Lien shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

   The limitation on liens shall not apply to the issuance, assumption or guarantee by us or any domestic subsidiary of debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other debt of ours and our domestic subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) and the Value of Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause (1) above and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with clause (3) under "--Limitations on Sale and Leaseback Transactions"), does not exceed the greater of 10% of Consolidated Net Tangible Assets or 15% of Consolidated Capitalization.

Limitations on Sale and Leaseback Transactions

   We and our domestic subsidiaries are prohibited from entering into Sale and Leaseback Transactions unless the net proceeds of the Sale and Leaseback Transaction are at least equal to the sum of all costs incurred by us or any domestic subsidiary in connection with the acquisition of, and construction of any improvements on, the Principal Property to be leased and either:

     (1) we or the domestic subsidiary would be entitled to incur debt secured by a Lien on the Principal Property to be leased without equally and ratably securing the senior notes, pursuant to clause
          (1) under "Limitations on Liens;" or


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
     (2) the Value thereof would be an amount permitted under the last sentence under "Limitations on Liens;" or

     (3) we or the domestic subsidiary shall, within 120 days of the effective date of any such arrangement (or, in the case of (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period) apply an amount equal to the proceeds from such Sale and Leaseback Transaction relating to such Principal Property:

          (i) to the payment or other retirement of debt that ranks senior to or equal with the senior notes or of debt incurred or assumed by us (other than, in either case, debt owned by us or any Subsidiary); or

          (ii) to the purchase of other Principal Property.

Merger, Consolidation or Sale or Conveyance of Assets

   We will agree in the indenture that we may not consolidate or merge with or into any other Person or convey or transfer our properties and assets substantially as an entirety to any Person, unless:

     (1) the successor Person (if not Toys "R" Us) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture reasonably satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on the senior notes and the performance of every covenant in the indenture on our part;

     (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     (3) we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with clauses (1) and (2) above and all other conditions precedent specified in the indenture relating to the transaction have been complied with.

   In the case of any consolidation, merger, conveyance or transfer, the successor Person will succeed to and be substituted for Toys "R" Us as obligor on the notes, with the same effect as if it had been named in the indenture as Toys "R" Us. In addition, in the event that we are not the successor corporation of any consolidation, merger or sale of our assets substantially as an entirety and the successor corporation is a limited liability company or trust, then we, that limited liability company or that trust, in connection with such transaction, will be required to create a corporation to act as a co-obligor of the senior notes.

   The covenant described above includes a phrase relating to the sale, assignment, conveyance, transfer or other disposition of "assets substantially as an entirety." Like the phrase "all or substantially all" of a company's assets, there is no precise, established definition of the phrase "assets substantially as an entirety" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of a company's income derived from the assets conveyed and the significance of those assets to the ongoing business of the company. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the covenant described above may apply.

Certain Definitions

   "Consolidated Capitalization" means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less the following: (A) current liabilities; and (B) deferred income taxes.

   "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less the following: (A) current liabilities; (B) intangible


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
assets, including without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet, and (C) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary of the Company.

   "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, mechanics' liens, easements and similar liens arising in the ordinary course of business.

   "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

   "Principal Property" means any real property or any permanent improvement thereon owned by us or any domestic subsidiary including, without limitation, any store, warehouse, manufacturing facility or plant.

   "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing to us or any domestic subsidiary of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such domestic subsidiary to such Person.

   "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, "Subsidiary" means a direct or indirect Subsidiary of ours.

   "Value" means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (2) the sum of all costs of us or any domestic subsidiary incurred in connection with the acquisition of such property and the construction of any improvements thereon, as determined in good faith by us or such domestic subsidiary at the time of entering into such Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

Remarketing

   The senior notes will be remarketed as described under "Description of the Equity Security Units--Remarketing."

Optional Remarketing of Senior Notes Which Are Not Included in Normal Units

   Holders of senior notes that are not components of normal units may elect to have their senior notes remarketed in the same manner as senior notes that are components of normal units as described under "Description of the Equity Security Units--Optional Remarketing of Senior Notes Which Are Not Included in Normal Units."

Tax Event Redemption

   If a tax event occurs, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount referred to below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the settlement of the purchase contracts and following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption


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
price for the senior notes forming part of normal units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The treasury portfolio will be substituted for corresponding senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase shares of our common stock under the purchase contracts.

   "Tax event" means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes would not be deductible, in whole or in part, by us for U.S. federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus.


   "Redemption amount" means in the case of a tax event redemption occurring prior to a successful remarketing of the senior notes, for each senior note the product of the principal amount of the note and a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes included in normal units and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the principal amount of the senior notes.


   "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date, and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and no later than the stock purchase date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date. These treasury securities will be non-callable by the U.S. Government, the issuer of the U.S. treasury securities.

   "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

   "Quotation agent" means Credit Suisse First Boston Corporation or Salomon Smith Barney Inc., or a successor of either or any other primary U.S. government securities dealer in New York City selected by us.

   Redemption Procedures

   In connection with any tax event redemption, we will be required to send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

   o the redemption date;

   o the redemption price;

   o the place or places of payment;

   o the CUSIP or other identifying number of the senior notes; and

   o that on the redemption date, interest will cease to accrue.

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. From and after the redemption date, unless we default in the payment of the redemption price, the senior notes will cease to bear interest. In the event any notes are called

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
for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

Payment

   We will pay the principal of and redemption price, if any, and interest on the senior notes at the place and time described in the senior notes. We will pay installments of interest on any senior notes to the person in whose name the senior note is registered at the close of business on the regular record date for these payments. We will pay principal and redemption price, if any, on senior notes only against surrender of the senior notes.

Registration of Transfer and Exchange

   All separated senior notes issued upon any registration of transfer or exchange of separated senior notes will be valid obligations of ours, evidencing the same debt and entitled to the same rights under the indenture as the separated senior notes surrendered in the registration of transfer or exchange. We will not apply any service charge for the registration of transfer or exchange, but we may in some cases require payment of a sum to cover any tax or other governmental charges.

   Registration of Transfer

   Subject to the limitations applicable to global securities, holders of separated senior notes may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by us.

   We will not be required to register the transfer of or exchange of any separated senior notes during a period of 15 days before any mailing of a notice of redemption of any separated senior notes selected for redemption.

   Exchange

   At your option, you may exchange your separated senior notes, except a global security, as set forth below, for an equal principal amount of other separated senior notes having authorized denominations upon surrender to our designated agent. No global security may be exchanged for separated senior notes in the name of any person other than the depositary for that global security or any nominee of the depositary for that global security except in the limited circumstances described below.

   We may at any time, at our option, exchange separated senior notes issued as one or more global securities for an equal principal amount of separated senior notes of the same series in definitive registered form. In this case we will deliver to the holders new separated senior notes in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

   The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for separated senior notes of the same series in definitive registered form, in which case we will deliver the new separated senior notes in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities. Any difference in the principal amount of the surrendered global security and the securities issued in definitive registered form pursuant to that surrender will be paid to the depositary in the form of a new senior note.

   In addition, if (1) the depositary is unwilling or unable to continue as depositary or is no longer eligible to act as depositary and we do not appoint a successor depositary within 90 days after we receive notice or become aware of this ineligibility, (2) we deliver a request to the trustee stating that the senior notes shall be exchangeable or (3) an event of default has occurred and is continuing with respect to the separated senior notes, then, in exchange for any such securities, we will deliver new separated senior notes in definitive registered form in the same aggregate principal amount as the global security being exchanged.


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
Payments of Unclaimed Moneys

   Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any senior note that remains unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If you want to claim any unclaimed moneys, you must look to us and not to the trustee or paying agent.

Events of Default, Notices, and Waiver

   Events of Default

   An "event of default" is any one of the following events:

   o default for 30 days in the payment of interest on the senior notes;

   o default in payment when due of principal of or redemption price, if any, on the senior notes;

   o our failure to comply with any covenant or agreement in the indenture or senior note for a period of 90 days after we receive notice of such failure;

   o any obligation of ours or any of the subsidiaries representing a Material Subsidiary Group, whether as principal, guarantor, surety or other obligor, for the payment of any indebtedness in an aggregate consolidated principal amount exceeding $25,000,000 (i) shall be declared to be due and payable, or shall be required to be prepaid other than pursuant to a regularly scheduled prepayment or required prepayment (unless such required prepayment results from a default or event of default thereunder), prior to the expressed maturity thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof; and

   o specified events of bankruptcy, insolvency and reorganization with respect to us.

   "Material Subsidiary Group" means any subsidiary or group of subsidiaries as to which, individually or in the aggregate, any of the following tests are met: (a) our and the other subsidiaries' investments in and advances to such subsidiary or group of subsidiaries exceed 10% of the total assets of Toys "R" Us and its subsidiaries on a consolidated basis as of the last day of our most recently completed fiscal year; (b) such subsidiary's or group of subsidiaries' proportionate share of the total assets (after intercompany eliminations) of Toys "R" Us and its subsidiaries on a consolidated basis exceeds 10% of the total assets of Toys "R" Us and its subsidiaries on a consolidated basis as of the last day of our most recently completed fiscal year; or (c) the equity in the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such subsidiary or group of subsidiaries exceeds 10% of such income of Toys "R" Us and its subsidiaries on a consolidated basis (after giving effect to the exclusion of minority interests) for our most recently completed fiscal year. In the event any new subsidiary shall be acquired or formed, the status of any one or more subsidiaries as a Material Subsidiary Group shall be determined on a pro forma basis, giving effect to such acquisition or formation, as applicable, as if it had occurred at the beginning of our most recently completed fiscal year.

   If an event of default for the senior notes occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of us), either the trustee or the holders of 25% in principal amount of the outstanding senior notes may declare the principal of all the senior notes, together with any accrued interest on the senior notes, to be immediately due and payable by notice in writing to us. If it is the holders of senior notes who give notice of that declaration of acceleration to us, then they must also give notice to the trustee.

   If an event of default occurs which involves the bankruptcy, insolvency or reorganization of us, as set forth above, then all unpaid principal amounts and accrued interest on all senior notes will immediately become due and payable, without any action by the trustee or any holder of senior notes. In the event that we became subject to a bankruptcy proceeding, liquidation or reorganization, the claim of a holder of a senior note will be limited by the bankruptcy court to the accreted value, rather than the face amount, of the senior note.


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
   In order for holders of senior notes to initiate proceedings for a remedy under the indenture (other than proceedings for payment of overdue principal of, and premium, if any, on the senior notes), holders of 25% in principal amount of the senior notes must:

   o first give notice to us as provided above;

   o request that the relevant trustee initiate a proceeding in its own name;
     and

   o offer that trustee indemnity reasonably satisfactory to it against costs and liabilities.

   If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority in aggregate principal amount of the senior notes, the holders may initiate a proceeding.

   The holders of a majority in principal amount of the outstanding senior notes may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.

   Notices

   The trustee is required to give notice to holders of senior notes of a default, which remains uncured or has not been waived and that is known to the trustee, within 90 days after the default has occurred. The trustee may withhold notice of a default if the trustee determines in good faith that doing so is in the best interests of the holders, but may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the senior notes.

   We are required under each indenture to file an officer's certificate with the trustee every year certificate as to our compliance with all conditions and covenants in the indenture.

   Waiver

   The holders of a majority in principal amount of the outstanding senior notes may waive any past default or event of default except a default in the payment of principal of or premium or interest on the senior notes or a default relating to a provision that cannot be amended without the consent of each affected holder.

Rights and Duties of the Trustee

   The holders of a majority in principal amount of outstanding senior notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his own affairs. The trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee security or indemnity reasonably satifactory to it.

   The trustee is entitled, in the absence of bad faith on its part, to rely on an officer's certificate before taking action under the indenture.

Supplemental Indentures

   Supplemental Indentures Not Requiring Consent of Holders

   Without the consent of any holders of senior notes, we and the trustee may supplement the indenture, among other things, to:

   o reflect that another person organized in the United States has succeeded us and assumed our covenants and obligations under the senior notes and the indenture;

   o cure any ambiguity, inconsistency or defect in the indenture or in the senior notes, or make any other provisions or changes;



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
   o add to our covenants further covenants or surrender any right or power conferred upon us by the indenture for the benefit of the holders of senior notes;

   o change the trustee or provide for an additional trustee; and

   o modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

   Supplemental Indentures Requiring Consent of Holders

   The indenture will permit us and the trustee, with the consent of the holders of at least a majority in principal amount of the senior notes that would be affected by a modification of the indenture, to supplement that indenture or modify in any way the terms of that indenture or the rights of the holders of the senior notes. However, without the consent of each holder of all of the senior notes affected by that modification, we and the trustee may not:

   o reduce the principal of, redemption price or change the maturity of the senior notes;

   o reduce the rate of or change the time for payment of interest on the senior notes;

   o make the principal, premium, if any, or interest on the senior notes payable in a currency other than U.S. dollars or change the place of payment;

   o reduce the amount of principal due on the senior notes upon acceleration of maturity or provable in bankruptcy;

   o modify the right of any holder of senior notes to receive or sue for payment of the principal or redemption price, if any, of or interest on a senior note that would be due and payable at the maturity thereof;

   o reduce the percentage in principal amount of the outstanding senior notes required to supplement the indenture or to waive any of its provisions;

   o reduce the requirements contained in the indenture for quorum or voting;
     or

   o modify any of the above provisions.

   A supplemental indenture which modifies or eliminates a provision intended to benefit the holders of the senior notes will not affect the rights under the indenture of holders of other series of our debt securities and vice versa.

   Waiver of Covenants

   We may omit to comply with some of our covenants and conditions set forth in the indenture if the holders of at least a majority in aggregate principal amount of the outstanding senior notes waive that compliance.

Concerning the Trustee

   We may from time to time maintain lines of credit and have other customary banking relationships with the trustee and its affiliates. We also have agreed, pursuant to the indenture, to indemnify the trustee for certain losses, liabilities and expenses.

Governing Law

   The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry and Settlement

   The senior notes will be issued initially only as fully registered securities in certificated form, registered in the name of the purchase contract agent. Payments on the senior notes that are part of normal units will be

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
made by the paying agent under the indenture, on behalf of Toys "R" Us, to the purchase contract agent, which will forward these payments to these holders through the book-entry facilities of DTC, the depositary for the normal units. If you substitute treasury securities, or settle your normal units early, the related senior notes issued in certificated form will be exchanged for an equal aggregate principal amount of senior notes issued in global form. In that event, Cede & Co., the nominee of DTC, will act as the depositary for these separated senior notes and payments will be made in accordance with the procedures set forth under "--Book-Entry System."

   Senior notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below and except upon recreation of normal units, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

   In the event that

   o DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

   o DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

   o we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global senior note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.


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                          DESCRIPTION OF COMMON STOCK


   We summarize below the principal provisions of our common stock. This description contains only a summary of the material terms of our common stock. You should read our restated certificate of incorporation, our amended and restated bylaws, as amended, and our amended and restated stockholder rights agreement, each of which we have filed with the SEC, because these documents and applicable Delaware law, and not this summary, will govern your rights as a holder of common stock.

General

   Our certificate of incorporation currently authorizes the issuance of 650,000,000 shares of common stock, par value $0.10 per share.

   As of May 4, 2002, we had 197,434,066 shares of common stock issued and outstanding and 197,434,066 rights to purchase common stock issued and outstanding. As of that date, we had approximately 30,302 stockholders of record.

   All outstanding shares of our common stock are, and the additional shares of common stock that will be issued pursuant to the stock purchase contracts will be, fully paid and nonassessable.

Dividends

   Dividends may be paid to the holders of the outstanding shares of our common stock out of funds legally available for the payment of dividends, when, as and if declared by our board of directors. We have not historically paid any cash dividends on our common stock, and we currently do not contemplate paying any dividends in the future.

Voting Rights

   Except in the election of directors, each share of common stock is entitled to one vote on all matters to be voted on by stockholders. Holders of common stock have cumulative voting rights in the election of directors. In other words, each holder of common stock, is entitled to as many votes as shall equal the number of shares owned of record multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them.

   Except as otherwise provided by law, our restated certificate of incorporation or our by-laws, at any meeting duly called and held at which a quorum is present, a given question will be decided upon by a majority of the votes cast at that meeting by the holders of the outstanding shares of stock of all classes of stock entitled to vote on the question who are present in person or by proxy. At any meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting and, where a class vote is required by law or our restated certificate of incorporation, a majority of the outstanding shares of each class of stock entitled to a class vote, present or represented by proxy, will constitute a quorum for the transaction of business, unless otherwise provided by law, our restated certificate of incorporation or our by-laws.

Preemptive Rights

   Holders of our common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into shares of common stock. The common stock is not subject to any redemption or sinking fund provisions.

Liquidation Rights

   In the event of liquidation, dissolution or winding up of our company, the assets remaining after provision for payment of creditors are distributable, on a ratable basis, among the holders of our common stock.


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Rights Agreement

   Under an amended and restated stockholder rights agreement between us and American Stock Transfer & Trust Company, as rights agent, each share of our common stock has associated with it one common stock purchase right, which we refer to as a "right." Prior to the occurrence of specified change of control events, the rights will not be exercisable or evidenced or transferable separately from our common stock. These rights are described in our Form 8-A, filed on January 16, 1998, as amended by the Current Report on Form 8-K that we filed on April 16, 1999. In addition, the description and terms of the rights are set forth in the rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The rights could deter but would not prevent the takeover of our company; however, the rights would cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed by our board of directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of our company and our stockholders, because the rights can be redeemed until the distribution date.

Delaware Anti-Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, which we refer to as "Section 203." In general, Section 203 prevents a person who owns 15% or more of our outstanding voting stock, an "interested stockholder," from engaging in some business combinations, as described below, with us for three years following the time that that person becomes an interested stockholder unless one of the following occurs:

   o the board of directors either approves the business combination or the transaction in which the person became an interested stockholder before that person became an interested stockholder;

   o upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by:

      --  directors who are also officers of our company; and

      -- employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

   o at or subsequent to the time that the transaction in which the person became an interested stockholder, the business combination is:

     --   approved by the board of directors; and

     -- authorized at a meeting of stockholders by the affirmative vote of the holders of at least
          66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

   For purposes of Section 203, the term "business combinations" includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder's proportionate share ownership of our company.

   Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us for a period of three years after the stockholder becomes an interested stockholder. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.


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
Listing

   Our common stock is listed on the New York Stock Exchange under the trading symbol "TOY."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, telephone
(877) 777-0800.


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                      U.S. FEDERAL INCOME TAX CONSEQUENCES


   In the opinion of Simpson Thacher & Bartlett, our counsel, the following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the normal units, stripped units, senior notes, and common stock acquired under the purchase contracts as of the date of this prospectus.

   Except where otherwise stated, this summary deals only with the normal units, stripped units, senior notes, and common stock held as a capital asset by a holder who (1) is a United States person (as defined below) and (2) purchases the units upon original issuance at their original issue price.

   A "United States person" is a holder who is one of the following:

   o a citizen or resident of the United States;

   o a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

   o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

   o a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

   o dealers in securities or currencies;

   o financial institutions;

   o tax-exempt investors;

   o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

   o persons liable for alternative minimum tax;

   o insurance companies;

   o real estate investment trusts;

   o regulated investment companies;

   o persons holding the normal units, the stripped units, senior notes, or common stock as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

   o persons whose functional currency is not the U.S. dollar.

   In addition, if a partnership holds our the normal units, stripped units, senior notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the above instruments, you should consult your tax advisors.

   This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date of this prospectus supplement. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the normal units.

   No statutory, administrative or judicial authority directly addresses the treatment of the normal units or instruments similar to the normal units for U.S. federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service or the courts will agree with the tax consequences described herein.

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
A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the normal units. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the normal units, stripped units, senior notes and common stock, including the tax consequences under state, local, foreign and other tax laws.

Normal Units

   Allocation of Purchase Price

   Your acquisition will be treated as an acquisition of the senior note and the purchase contract constituting the normal unit and, by purchasing a normal unit, you will be deemed to have agreed to such treatment. The remainder of this discussion assumes that the acquisition of a normal unit will be treated as an acquisition of a senior note and purchase contract for U.S. federal income tax purposes.

   The purchase price of each unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the senior note and the purchase contract. We will report the fair market
value of each senior note as $      on the issue date and the fair market
value of each purchase contract as $      on the issue date. This position
will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, you should allocate the purchase price for a unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.

Senior Notes

   Accrual of Interest

   The senior notes will be classified as contingent payment debt instruments under the Treasury regulations. Under the indenture governing the senior notes, we and each holder of the senior notes agree, for U.S. federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt instruments in the manner described below. As discussed more fully below, the effect of these Treasury regulations will be to:

   o require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

   o possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

   o result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the senior notes (except as described below).

   Under the contingent payment debt regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the senior notes. Actual cash payments of interest on the senior notes will not be reported separately as taxable income. In order to determine your income, these rules require us to determine, as of the issue date, the comparable yield for the senior notes. The comparable yield of the senior notes will be the rate at which we would issue a fixed rate debt instrument with terms and conditions otherwise similar to the senior notes.

   We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the senior notes and estimates the amount and timing of contingent payments on the senior notes. We have
determined that the comparable yield is an annual rate of    %, compounded
quarterly. Based on the comparable yield, the projected payment schedule per
senior note is $    on       , 2002 $    for each subsequent quarter ending on
or prior to the remarketing date and $    for each quarter ending after the
remarketing date and a final payment of $       on August 16, 2007 (which
includes the stated principal amount and the final projected interest payment). By acceptance of a beneficial interest in the senior notes you will be deemed to

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
have agreed, for U.S. federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield determined by us and the projected payments set forth in the projected payment schedule above in determining your interest accruals, and the adjustments thereto, in respect of the senior notes.

   The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the senior notes and do not constitute a representation regarding the actual amount of any payment on a senior note.

   The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each senior note at the beginning of each accrual
period will equal $     , increased by any original issue discount previously
accrued on the senior note and decreased by the noncontingent payments and by the contingent payments projected to be made on the senior note. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the senior note. We are required to provide information returns stating the amount of original issue discount accrued on senior notes held of record by persons other than corporations and other exempt owners.

   If after the remarketing date, the remaining amounts of interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income.

   Sale or Disposition

   Gain on the sale, exchange or other disposition of a senior note prior to the date the interest rate on the senior note is reset will be treated as ordinary income. Gain on a sale, exchange or other disposition of a senior note that occurs during the six month period following the date the interest rate is reset will also be treated as ordinary income unless no further payments are due during the remainder of the six month period. Loss from the disposition of a senior note prior to such date will generally be treated as ordinary loss to the extent of your prior net interest inclusions (reduced by the total negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a senior note starting from the earlier of six months after the interest rate on the senior notes is reset or when no further payments are due during the six month period after the interest rate on the notes is reset will be ordinary income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for such senior note. Any gain recognized in excess of such amount and any loss recognized in excess of your prior net interest inclusions on such sale, exchange or other disposition will be treated as capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at preferential rates.

   Special rules apply in determining the tax basis of a senior note. Your basis in a senior note is increased by original issue discount you previously accrued on the note, and reduced by the noncontingent payments and by the contingent payments projected to be made during that period.

Stripped Units

   Substitution of Treasury Security to Create Stripped Units

   If you deliver a Treasury security to the collateral agent in substitution for the senior note, you will not recognize gain or loss upon the delivery of the Treasury security or the release of the senior note. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the senior note and Treasury security, and your tax basis in the senior note, Treasury security and the purchase contract will not be affected by the delivery and release.

   Ownership of Treasury Securities


   By acquiring stripped units, you agree to treat yourself as the owner, for all tax purposes, of the Treasury security that is a part of the stripped units beneficially owned by you. We also agree to treat you as the owner of the Treasury security. Your initial tax basis in the Treasury security that is a part of the stripped units will be equal to the amount paid for the Treasury security. Your adjusted tax basis in the Treasury security will be increased by the amount of original issue discount included in income with respect thereto.


   Interest Income and Original Issue Discount

   A holder of a stripped unit will be required to treat its pro rata portion of the Treasury security as a bond that was originally issued on the date acquired by such holder and that has original issue discount equal to the holder's pro rata portion of the excess of the amount payable on such Treasury security over the value of the Treasury security at the time the holder acquires it. A holder, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on a short-term U.S. treasury security, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis.

   In the case of any Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury security"), accrual basis taxpayers will be required to include original issue discount in income as it accrues. An accrual basis holder will accrue such original issue discount on a straight-line basis, unless it elects to accrue the original issue discount on a short-term U.S. Treasury security on a constant yield to maturity basis.

   Substitution of Senior Notes to Recreate Normal Units

   If you deliver senior notes to the collateral agent to recreate normal units, you will not recognize gain or loss upon the delivery of the senior notes or the release of the Treasury security. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the Treasury security and the senior notes, and your tax basis in the senior notes, the Treasury security and the purchase contract will not be affected by the delivery and release.

Purchase Contracts

   Acquisition of Common Stock Under a Purchase Contract

   You will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your adjusted tax basis in the purchase contract (if any), less (c) the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day acquired.

   Early Settlement of Purchase Contract

   Upon early settlement of a purchase contract, you will not recognize gain or loss on the receipt of your proportionate share of the senior notes or Treasury security, and you will have the same tax basis in such senior notes or Treasury security, as the case may be, as before such early settlement.

   Termination of Purchase Contract

   If your purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of such termination. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

   You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or Treasury security upon termination of the purchase contract and you will have the same tax basis in such senior notes or Treasury security, as the case may be, as before such termination. If the termination of the purchase contract occurs when the purchase contract has a negative value, see "--Sale or Disposition of Normal Units or Stripped Units." You should consult your own tax advisor regarding the termination of the purchase contract when the purchase contract has a negative value.

   Adjustment to Settlement Rate

   You might be treated as receiving a constructive distribution from us if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and
(ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the common stock. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

Sale or Disposition of Normal Units or Stripped Units

   Upon a disposition of a normal unit or stripped unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the senior note or Treasury security, as the case may be, that constitute such normal unit or stripped unit. You will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the senior note or Treasury security, as the case may be, and your respective adjusted tax bases in the purchase contract and the senior note or Treasury security. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the Treasury security not previously included in income, which amount will be treated as ordinary interest income.

   In the case of the purchase contracts and the Treasury security, such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at preferential rates. The deductibility of capital losses is subject to limitations. If the disposition of a normal unit or stripped unit occurs when the purchase contract has a negative value, you should be considered to have received additional consideration for the senior note or Treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a normal unit or stripped unit at a time when the purchase contract has a negative value.

Remarketing or Tax Event Redemption of the Senior Notes

   A remarketing or tax event redemption of the senior notes will be a taxable event for holders of senior notes that will be subject to tax in the manner described above under "--Senior Notes--Sale or Disposition."

   Ownership of the Treasury Portfolio


   After the remarketing settlement date or tax event redemption date (if prior to the purchase contract settlement date), your normal unit will include a treasury portfolio instead of a senior note. We and, by acquiring a normal unit, you agree to treat yourself as the owner, for all tax purposes, of the treasury portfolio that is a part of the normal unit beneficially owned by you. Your initial tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata portion of the amount paid by the remarketing agent or collateral agent, as the case may be, for the treasury portfolio. Your adjusted tax basis in the treasury portfolio will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the treasury portfolio.

Interest Income and Original Issue Discount

   The treasury portfolio will consist of stripped U.S. treasury securities. Following a remarketing or tax event redemption of the senior notes, a holder of a normal unit will be required to treat its pro rata portion of each treasury security in the treasury portfolio as a bond that was originally issued on the date the remarketing agent or collateral agent acquired the relevant treasury securities underlying the treasury portfolio and that has original issue discount equal to the holder's pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the remarketing agent or collateral agent, acquires them on behalf of holders of the normal units. A holder, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on short-term U.S. treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis.

   In the case of any short-term U.S. treasury security, accrual basis taxpayers will be required to include original issue discount in income as it accrues. An accrual basis holder unless it elects to accrue the original issue discount on a short-term U.S. treasury security on a constant yield to maturity basis will accrue such original issue discount on a straight-line basis.

Non-United States Holders

   The following discussion only applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person, as defined above. Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company", a corporation that accumulates earnings to avoid United States federal income tax or in certain circumstances a U.S. expatriate, and such Non-United States Holders should consult their own tax advisors.

   United States Federal Withholding Tax

   The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior notes or treasury securities provided that:

   o you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the treasury regulations;

   o you are not a controlled foreign corporation that is related to us through stock ownership;

   o you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

   o (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold the units, stripped units, senior notes or Treasury securities through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States Holders that are pass-through entities rather than individuals.

   If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes or Treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

   The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the normal units, stripped units, treasury securities, senior notes and common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income that you realize on the sale, exchange or other disposition of a senior note will be

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
subject to withholding in certain circumstances unless the conditions described in the four bullet points above are satisfied.

   We will withhold tax at a 30% rate on dividends paid on the common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

   A Non-United States Holder of common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends, will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

   A Non-United States Holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

   United States Federal Income Tax

   If you are engaged in a trade or business in the United States and interest (including original issue discount) on the senior notes or treasury securities or dividends on our common stock, are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest or dividends on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the senior notes or treasury securities or dividends on our common stock will be included in earnings and profits.

   Any gain realized on the disposition of a treasury security, senior note, purchase contract or share of common stock will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or
(2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) in the case of the normal units, stripped units or common stock, we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (subject to the discussion below).

   An individual Non-United States Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause
(1) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

   We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as the common stock continues to be regularly traded on an established securities market, (1) you will not be subject to U.S. federal income tax on the disposition of the common stock if you hold or held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) an amount of common stock less than or equal to five percent of the total outstanding shares of common stock and (2) you will not be subject to United States federal income tax on the disposition of the purchase contracts if on the day you acquired the purchase contracts, the purchase contracts had a fair market value less than five percent of the fair market value of all of the purchase contracts.

United States Federal Estate Tax

   Your estate will not be subject to United States federal estate tax on the senior notes, or Treasury securities beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those senior notes or Treasury securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States. Common stock acquired under a purchase contract and owned by you at the time of your death will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Purchase contracts owned by you at the time of your death may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   United States Holders

   Information reporting requirements may apply to payments on the normal units, stripped units, senior notes, Treasury securities, and common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

   Non-United States Holders

   Payments to Non-United States Holders of United States source interest or dividends, and any amounts withheld from such payments, generally will be required to be reported on Form 1042-S to the United States IRS. No backup withholding will be required regarding payments on the normal units, stripped units, senior notes and Treasury securities that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above under "-- United States Federal Withholding Tax."

   In addition, no information reporting or backup withholding may be required regarding the proceeds of the sale of the normal units, stripped units, senior notes, Treasury securities, and common stock made within the United States or conducted through certain United States financial intermediaries if (1) (a) the payor receives the statement described above and (b) does not have actual knowledge or reason to know that you are a United States person or (2) you otherwise establish an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING


   Under the terms and subject to the conditions contained in an underwriting agreement dated May , 2002, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as joint bookrunning managers and representatives, the following respective numbers of units:



   Underwriter                                                            Number of
   -----------                                                             Units
                                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Salomon Smith Barney Inc...........................................
   First Union Securities, Inc........................................
   Banc One Capital Markets, Inc......................................
   BNY Capital Markets, Inc...........................................
   Fleet Securities, Inc..............................................
   Mizuho International plc...........................................
   The Royal Bank of Scotland plc.....................................
   SG Cowen Securities Corporation....................................
                                                                          ---------
      Total...........................................................    7,000,000
                                                                          =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the units in the offering if any are purchased, other than those units covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of units may be terminated.

   We have granted to the underwriters a 13-day option from the closing of the initial offering to the closing of the over-allotment option to purchase on a
pro rata basis up to     additional units at the public offering price less
the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of the units.

   The underwriters propose to offer the units initially at the public offering price on the cover page of this prospectus and to selling group members at
that price less a selling concession of $    per unit. The underwriters and
selling group members may allow a discount of $      per unit on sales to
other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/ dealers.

   The following table summarizes the compensation and estimated expenses we will pay.


                                                                            Per Unit                             Total
                                                                 -------------------------------    -------------------------------
                                                                    Without            With            Without            With
                                                                Over-Allotment    Over-Allotment    Over-Allotment   Over-Allotment
                                                                --------------    --------------    --------------   --------------
Underwriting discounts and commissions paid by us ...........       $                 $                $                $
Expenses payable by us ......................................          0.07              0.06           500,000          500,000

   We have agreed, subject to certain exceptions, that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose our intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. for a period of 90 days after the date of this prospectus.

   Our executive officers and directors have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of our common stock, or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose their intention to make any offer, sale, pledge or disposition, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. for a period of 90 days after the date of this prospectus.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in that respect.

   We intend to apply to list the units on the New York Stock Exchange.

   In connection with the offering the underwriters may engage in transactions that stabilize the price of the units or common stock, such as over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

   o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

   o Over-allotment involves sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units that they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing units in the open market.

   o Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. If the underwriters sell more units than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the units or the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

   o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the units and the common stock or preventing or retarding a decline in the market price of the units and the common stock. As a result, the price of the units and the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise, and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

   This prospectus, as amended or supplemented, may be used by the remarketing agent for remarketing of the senior notes at such time as is necessary or upon early settlement of the stock purchase contracts.

   Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking, lending, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Concurrently with this offering, we are also offering 11,500,000 shares of our common stock for which some of the underwriters of this offering are also acting as underwriters under a separate underwriting agreement. The two offerings are not conditioned on each other.

   Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, and Citibank, N.A., an affiliate of Salomon Smith Barney Inc., and certain of the other underwriters are lenders under our revolving credit facilities. We plan to use a portion of the net proceeds from this offering and the concurrent offering of common stock to repay pro rata portions of revolving credit facilities in which certain of the underwriters and their affiliates are participants, and accordingly affiliates of the underwriters will receive a portion of the net proceeds of this offering and the concurrent offering of equity security units in repayment of amounts outstanding to them under the revolving credit facilities. In addition, an affiliate of one of the underwriters, BNY Capital Markets, Inc., is the trustee under one of our existing indentures and will be the trustee under the indenture pursuant to which we will issue the senior notes.

   First Union Securities, Inc. (acting under the trade name Wachovia Securities) is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc.


   Because more than 10% of the proceeds of this offering, not including underwriting compensation, will be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in accordance with the applicable provisions of Rule 2720 of the NASD Conduct Rules. Rule 2720 requires that the public offering price of the equity security units not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. The initial public offering price of the equity security units will be no higher than the price recommended by a qualified independent underwriter chosen by the Company.

                          NOTICE TO CANADIAN RESIDENTS


Resale Restrictions

   The distribution of the units in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the units are made. Any resale of units in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the units.

Representations of Purchasers

   By purchasing the units in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

   o the purchaser is entitled under applicable provincial securities laws to purchase the units without the benefit of a prospectus qualified under those securities laws;

   o where required by law, that the purchaser is purchasing as principal and not as agent; and

   o the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action -- Ontario Purchasers Only

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the units, for rescission against us in the event that this prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the units. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the units. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the units were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the units as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of units should consult their own legal and tax advisors with respect to the tax consequences of an investment in the units in their particular circumstances and about the eligibility of the units for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS


   The validity of the units, the purchase contracts, the senior notes and our common stock issuable upon settlement of the purchase contracts offered hereby will be passed upon for us by Simpson Thacher & Bartlett, New York, New York, our counsel, and for the underwriters by Shearman & Sterling, New York, New York.
                                    EXPERTS

   Our financial statements as of February 2, 2002 and February 3, 2001 and for each of the fiscal years in the three-year period ended February 2, 2002, incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended February 2, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants, including us, that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information that we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We filed a registration statement on Form S-3 with the SEC covering the equity security units offered by this prospectus. For further information on us and our equity security units, including our senior notes and our common stock, you should refer to the registration statement, including its exhibits. This prospectus summarizes material provisions of the equity security units, including our senior notes and our common stock. Because this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

   The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

   We incorporate by reference in this prospectus the following documents and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

   o Annual Report on Form 10-K for the year ended February 2, 2002;

   o Current Report on Form 8-K as filed on May 13, 2002;

   o Current Report on Form 8-K as filed on May 20, 2002; and

   o Form 8-A as filed on January 16, 1998, as amended by Current Report on Form 8-K as filed on April 16, 1999.

   Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You may request a copy of these reports and other filings, other than exhibits unless those exhibits are specifically incorporated by reference into those filings, at no cost by writing to Louis Lipschitz, Executive Vice President--Chief Financial Officer, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, or telephoning us at (201) 262-7800.

                               [graphic omitted]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

   The expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts and commissions, are as follows:

         Securities and Exchange Commission registration fee.................    $ 74,060
         Legal fees and expenses.............................................    $275,000
         Accounting fees and expenses........................................    $ 50,000
         Blue sky fees and expenses..........................................    $ 10,000
         Trustee, transfer and other agent fees and expenses.................    $ 10,000
         Printing and delivery expenses......................................    $ 62,500
         Miscellaneous expenses..............................................    $ 18,440
                                                                                 --------
           Total* ...........................................................    $500,000
                                                                                 ========

---------------
*   All of the above expenses are estimated except for the SEC filing fee.

Item 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any present or former director, officer, employee or agent made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against liabilities, costs and expenses actually and reasonably incurred by him in his capacity as a director or officer or arising out of such action, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification may be provided where the director, officer, employee or agent has been adjudged by a court, after exhaustion of all appeals, to be liable to the corporation, unless a court determines that the person is entitled to such indemnity.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to eliminate or limit its directors' personal liability for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors except for (1) a breach of the duty of loyalty,
(2) failure to act in good faith, (3) intentional misconduct or knowing violation of law, (4) willful or negligent violations of certain provisions of the Delaware General Corporation Law (Sections 174, 160 and 173) imposing certain requirements with respect to stock purchases, redemptions and dividends or (5) any transaction from which the director derived an improper personal benefit.

   The above provisions of the Delaware General Corporation Law are non-exclusive.

   Our restated certificate of incorporation contains a provision eliminating the personal liability for monetary damages of our directors to the full extent permitted under the Delaware General Corporation Law.

   The Delaware General Corporation Law contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Our restated certificate of incorporation provides that a director or officer who is a party to any action, suit or proceeding shall be entitled to be indemnified by us to the extent permitted by the Delaware General Corporation Law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding.

   We have entered into indemnification agreements with each of our directors and certain of our senior officers and intend to enter into indemnification agreements with each of our future directors and certain of our future senior officers. Pursuant to these indemnification agreements, we have agreed to indemnify such persons against certain liabilities, including any liabilities arising out of this Registration Statement.

   We maintain a standard form of officers' and directors' liability insurance policy, which provides coverage to our officers and directors for certain liabilities.

   The underwriting agreement to be entered into with respect to the securities registered hereunder will provide for indemnification of the Registrant and its officers and directors by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16. Exhibits.

   See Exhibit Index.

Item 17. Undertakings.

   (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h)
   under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Toys "R" Us, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement (this "Pre-Effective Amendment") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey, on this 21st day of May, 2002.

                                 TOYS "R" US, INC.

                                 By: /s/ John H. Eyler, Jr.
                                      -----------------------------------------
                                     John H. Eyler, Jr.
                                     Chairman, Chief Executive Officer and
                                     President

   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

                          Signature                              Title                                             Date:
/s/ John H. Eyler, Jr.                                           Chairman, Chief Executive Officer and             May 21, 2002
-------------------------------------------------------------    President
                      John H. Eyler, Jr.                         (Principal Executive Officer)


/s/ Louis Lipschitz                                              Executive Vice President--Chief Financial         May 21, 2002
-------------------------------------------------------------    Officer (Principal Financial Officer)
                       Louis Lipschitz


                              *                                  Senior Vice President and Corporate Controller    May 21, 2002
-------------------------------------------------------------    (Principal Accounting Officer)
                       Dorvin D. Lively


                              *                                  Director, Chairman Emeritus                       May 21, 2002
-------------------------------------------------------------
                       Charles Lazarus


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                         RoAnn Costin


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                         Roger Farah


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                      Peter A. Georgescu


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                      Michael Goldstein


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                         Calvin Hill


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                         Nancy Karch

                          Signature                              Title                                             Date:


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                      Norman S. Matthews


                              *                                  Director                                          May 21, 2002
-------------------------------------------------------------
                       Arthur B. Newman


* Signed by Louis Lipschitz as attorney-in-fact.

                                 EXHIBIT INDEX


Exhibit
  No.          Description
  ----         -----------

 1.1           Underwriting Agreement.

 4.1           Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 of Form 8-B filed on January 3, 1996 and incorporated herein by reference).

 4.2           Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the
               Registrant's Form 8-B filed on January 3, 1996 and incorporated herein by reference). An amendment dated March 11, 1997 to Amended and Restated By-Laws of the Registrant (filed as Exhibit 3B to the Registrant's Annual Report on
               Form 10-K for the year ended February 1, 1997 and incorporated herein by reference).

 4.3           Form of Common Stock Certificate.

 4.4           Amended and Restated Rights Agreement, dated as of April 16, 1999, by and between the Registrant and American Stock Transfer & Trust Company (filed as
               Exhibit 1 to the Registrant's Current Report on Form 8-K dated April 16, 1999 and incorporated herein by reference). The Rights Agreement includes the form of Rights Certificate (as Exhibit A thereto) and the Summary of Rights to
               Purchase Common Stock (as Exhibit B thereto).

 4.5           Form of Rights (included in Exhibit 4.4).

 4.6           Form of Indenture dated as of January 1, 1987 between the Registrant and United
               Jersey Bank, as trustee, pursuant to which securities in one or more series in an unlimited amount may be issued by the Registrant (filed as Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 No. 33-11461 filed on
               January 22, 1987 and incorporated herein by reference).

 4.7           Form of Indenture between the Registrant and United Jersey Bank, as trustee, pursuant to which securities in one or more series up to $300,000,000 in principal amount may be issued by the Registrant (filed as Exhibit 4 to the
               Registrant's Registration Statement on Form S-3 No. 33-42237 filed on August
               31, 1991 and incorporated herein by reference).

 4.8           Form of Registrant's 8 3/4% Debentures due 2021 (filed as Exhibit 4 to the
               Registrant's Current Report on Form 8-K dated August 29, 1991 and incorporated herein by reference).

 4.9           Indenture, dated July 24, 2001, between the Registrant and The Bank of New
               York, as trustee (filed as Exhibit 4.1 to the Registrant's Registration
               Statement on Form S-4, No. 333-73800 filed on November 20, 2001 and incorporated herein by reference).

 4.10          Form of Registrant's 6.875% Notes due 2006 and form of Registrant's 7.25% Notes due 2011 (filed as Exhibit 4.1 to the Registrant's Registration Statement on
               Form S-4, No. 333-73800 filed on November 20, 2001 and incorporated herein by reference).

 4.11          Form of Purchase Contract Agreement to be entered into between the Registrant and The Bank of New York, as purchase contract agent.

 4.12          Form of Registrant's Equity Security Units (included in Exhibit 4.11).

 4.13          Form of Indenture to be entered into between the Registrant and The Bank of New
               York, as trustee.

 4.14          Form of First Supplemental Indenture relating to the Senior Notes to be entered into between the Registrant and The Bank of New York, as trustee.

 4.15          Form of Registrant's Senior Note (included in Exhibit 4.14).

 4.16          Form of Pledge Agreement to be entered into among the Registrant, JP Morgan
               Chase Bank, as collateral agent and securities intermediary and The Bank of New
               York, as purchase contract agent.

Exhibit
  No.          Description
  ----         -----------

 4.17          Five-Year Credit Agreement, dated as of September 19, 2001, among the
               Registrant, the lenders party thereto, The Bank of New York, as Administrative
               Agent, Citibank, N.A., and JP Morgan Chase Bank, as Co-Syndication Agents, and
               Credit Suisse First Boston, First Union National Bank, The Dai-Ichi Kangyo
               Bank, Ltd. and Societe Generale, as Co-Documentation Agents, and BNY Capital
               Markets, Inc., as Lead Arranger and Book Manager (filed as Exhibit 4(vi) to the
               Registrant's Annual Report on Form 10-K for the year ended February 2, 2002 and incorporated herein by reference).

 4.18          364-Day Credit Ageement, dated as of September 19, 2001, among the Registrant, the lenders party thereto, The Bank of New York, as Administrative Agent,
               Citibank, N.A., and JP Morgan Chase Bank, as Co-Syndication Agents, and Credit
               Suisse First Boston, First Union National Bank, The Dai-Ichi Kangyo Bank, Ltd.
               and Societe Generale, as Co-Documentation Agents, and BNY Capital Markets,
               Inc., as Lead Arranger and Book Manager (filed as Exhibit 4(vii) to the
               Registrant's Annual Report on Form 10-K for the year ended February 2, 2002 and incorporated herein by reference).

 4.19          Lease Agreement dated as of September 26, 2001 between First Union Development
               Corporation as Lessor and the Registrant, as Lessee (filed as Exhibit 4(viii)
               to the Registrant's Annual Report on Form 10-K for the year ended February 2,
               2002 and incorporated herein by reference).

 4.20          Participation Agreement dated as of September 26, 2001 among the Registrant, as the Construction Agent and as the Lessee, First Union Development Corporation,
               as the Borrower and as the Lessor, the various financial institutions and other institutional investors which are parties thereto from time to time, as the
               Tranche A Note Purchasers, the various banks and other lending institutions which are parties thereto from time to time, as the Tranche B Lenders, the various banks and other lending institutions which are parties thereto from time to time, as the Cash Collateral Lenders, and First Union National Bank, as
               the Agent for the Primary Financing Parties and, respecting the Security
               Documents, as agent for the Secured Parties and First Union National Bank as
               Escrow Agent Lessee (filed as Exhibit 4(ix) to the Registrant's Annual Report on Form 10-K for the year ended February 2, 2002 and incorporated herein by reference).

 5.1+          Opinion and consent of Simpson Thacher & Bartlett.

 8.1+          Tax opinion and consent of Simpson Thacher & Bartlett.

12.1           Computation in support of ratio of earnings to fixed charges.

23.1+          Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).

23.2+          Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).

23.3+          Consent of Ernst & Young LLP.

24.1           Powers of attorney (previously filed).

25.1           Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.


---------------
+   Filed herewith.